EXHIBIT 10.29

DATED 15 November 2004

BYCOSIN AB	(1)

PESDO SWEDCAP HOLDINGS AB	(2)

OCTEL PETROLEUM SPECIALTIES LIMITED	(3)

and

HÅKAN BYSTRÖM AND OTHERS	(4)

BUSINESS AND ASSET PURCHASE AGREEMENT

relating to the sale and purchase of certain of the

business and the supply and distribution of certain

power products to certain territories as carried on by

Bycosin AB

Hammonds

Trinity Court 16 John Dalton Street Manchester M60 8HS DX 14347 Manchester 1

Telephone +44 (0)870 839 0000 Fax +44 (0)870 839 5001

Offices and Associated Offices Aosta Berlin Birmingham Brussels Hong Kong Leeds London Madrid Manchester Milan Munich Paris Rome Turin

Website www.hammonds.com

Reference SPL/ADSP/ASS.14-5047

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	SALE AND PURCHASE	12

3	CONSIDERATION	15

4	COMPLETION	16

5	POST-COMPLETION OBLIGATIONS	18

6	WARRANTIES	21

7	REVERSE WARRANTY	22

8	RESTRICTIONS ON THE SELLER’S FUTURE BUSINESS ACTIVITIES	22

9	THE BUYER’S RESTRICTIVE COVENANTS	24

10	SELLER’S GUARANTEE	25

11	BUYER’S GUARANTEE	26

12	CONFIDENTIALITY AND USE OF NAMES	26

13	PRE-EMPTION RIGHTS	27

14	WAIVER OF ENVIRONMENTAL WARRANTIES	27

15	INTERCOMPANY BALANCES	27

16	TRANSFERRED LIABILITIES	28

17	APPORTIONMENTS	28

18	CONTRACTS	29

19	THIRD PARTY CLAIMS	30

20	SELLER’S BOOK RECEIVABLES	30

21	EMPLOYEES	31

22	VALUE ADDED TAX	31

23	ANNOUNCEMENTS	32

24	GENERAL	32

25	THIRD PARTY RIGHTS	33

26	ASSIGNMENT	33

27	ENTIRE AGREEMENT	33

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DATE OF BUSINESS AND ASSET PURCHASE AGREEMENT	15 November 2004

PARTIES

(1)	BYCOSIN AB a company incorporated in Sweden (Company Number: 556235-8902) whose registered office is at Box 627, 651 14 Karlstad (the “Seller”)

(2)	PESDO SWEDCAP HOLDINGS AB, a company incorporated in Sweden (Company Number 556618-7190) whose registered office is at Elfdaliusgatan 8, 654 55 Karlstad (the “Buyer”)

(3)	OCTEL PETROLEUM SPECIALTIES LIMITED, a company incorporated in England (Company Number 03316334) whose registered office is at Global House, Bailey Lane, Manchester Airport, Manchester, M90 4AA (the “Seller’s Guarantor”)

(4)	THOSE PERSONS whose names and addresses are set out in Schedule 1 (the “Buyer’s Guarantors”).

INTRODUCTION

A	The Seller carries on the Business as a going concern.

B	The Seller has agreed to sell the Business and the Seller’s Assets to the Buyer on the terms of this agreement.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall have the following meanings.

“ABL” shall mean the Swedish Companies Act (Sw. Aktiebolagslag (1975:1385))

“Advance Payments” means all amounts paid by the Seller or a Subsidiary on or before the Transfer Date in respect of goods or services to be supplied to the Business pursuant to any Seller’s Contract after the Transfer Date.

“Advance Receipts” means all amounts paid to the Seller on or before the Transfer Date in respect of goods or services to be supplied by the Business pursuant to any Seller’s Contract after the Transfer Date.

“Ball Mill Assets” means the ball mill (pärlkvarn) leased assets.

“Business” means the Power Products Business, the Fertilizer Business and the Bycotest Business.

“Business Day” means any day (other than a Saturday, a Sunday or a public holiday) during which clearing banks are open for business in Sweden.

“Buyer’s Group” means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any directly or indirectly held subsidiary of any holding company of the Buyer, from time to time.

“Buyer’s Territory” means Mexico and the Caribbean excluding Puerto Rico, Jamaica, Bahamas, Dominican Republic, Carriacou and Aruba.

“Bycotest” means the products for non-destructive testing, liquid penetrant testing and magnetic particle testing as produced by the Seller as at the Transfer Date.

“Bycotest Business” means the business of production, manufacture, sale, marketing and distribution of Bycotest as carried on by the Seller and the Subsidiaries as at the Transfer Date.

“Clariant Licence” means the licence, in the agreed form, to be made between OPSL and the Buyer pursuant to which OPSL will license the use of the Clariant Patent to the Buyer.

“Clariant Patent” means European Patent EP 0 938 534.

“Completion” means completion of the sale and purchase of the Business and the Seller’s Assets in accordance with clause 4.

“Completion Date” means the date of this agreement or such later date to which Completion is deferred pursuant to clause 4.1

“Conducting Media” means sewer systems, drains, sewers, trenches, pipes, conduits, sumps, flowlines and other conducting media.

“Confidential Business Information” means all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by the Seller or any of the Subsidiaries and which is used in or otherwise relates to the Business, including, without limitation, information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Business; or

(b)	the marketing or sales of any past or present or future products, goods or services of the Business including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Business.

“Consideration” means the total consideration payable by the Buyer to the Seller for the Business and the Seller’s Assets pursuant to clause 3.1.

“Deferred Payments” means the First Deferred Payment, the Second Deferred Payment, the Third Deferred Payment and the Fourth Deferred Payment.

“Disclosure Letter” means the letter in the agreed form dated the same date as this agreement from the Seller to the Buyer disclosing information constituting exceptions to the Warranties and details of other matters referred to in this agreement.

“Environment” means:

(a)	land, including without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b) of this definition) and natural and man-made structures;

(b)	water, including, without limitation, coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

(c)	air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground; and

(d)	any living systems or organisms supported by the media set out in (a), (b) or (c) of this definition.

“Environmental Law” means all European Community, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, regulations, notices, directions, standards having force of law, relevant clean-up standards, judgments, decrees or orders, codes of practice, the requirements and conditions of all Environmental Permits, both express and implied covenants, agreements, circulars, guidance notes (statutory or otherwise), judicial and administrative interpretations of each of the foregoing concerning (without limitation) the protection of human health or the Environment or the conditions of the work place and worker and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, as enacted, amended, replaced or supplemented from time to time.

“Environmental Permits” means any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, exemptions, variations, renewals and amendments and other authorisations and approvals required or provided under Environmental Law.

“Environmental Regulator” means any governmental entity or other public or quasi public authority or privatised utility having responsibility for any matters concerning the Environment or Environmental Law.

“Excluded Assets” means those assets which are excluded from the sale and purchase as listed in clause 2.3.

“Excluded Contracts” means the contracts brief details of which are set out in Schedule 14.

“Excluded Products” means fuel additives for the treatment of (1) heavy fuel oil and diesel oil used in marine based engines and (2) premium heavy fuel oil.

“EU” means each state being from time to time a member state of the European Union.

“Fertilizer Business” means the business of the production, manufacture, sale, marketing and distribution of the molecule referred to as “Soil Improver 1,100” anywhere in the world as carried on by the Seller and the Subsidiaries as at the Transfer Date.

“First Deferred Payment” has the meaning given to it in clause 3.2(b).

“First Deferred Payment Date” means 1 December 2004 (or if such a date is not a Business Day, the Business Day next following such a date).

“Fourth Deferred Payment” has the meaning given to it in clause 3.2(e).

“Fourth Deferred Payment Date” means 1 September 2005 (or if such a date is not a Business Day, the Business Day next following such a date).

“GAAP” means generally accepted accounting practices, principles and standards in compliance with all applicable laws and abstracts in Sweden (Sw. god redovisningssed).

“Hazardous Substance” means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) whether alone or in combination with any other substance capable of causing harm to man or any other living organism supported by the Environment or which restricts or makes more costly the use, development, ownership or occupation of the Properties or is capable of damaging the Environment or human health or welfare including but not limited to asbestos or any controlled, special, hazardous, toxic or dangerous chemical, substance or waste.

“Included Assets” means those of the Seller’s Assets, brief details of which are set out in Schedule 15.

“Initial Payment” means the sum of US$1 on account of the Consideration.

“Intellectual Property” means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

“Intercompany Balances” means all trade and other debts and accounts receivable (whether due for payment or not) owing from any of the Subsidiaries to the Seller or from the Seller to any of the Subsidiaries in connection with the Business as at the Transfer Date.

“Joint Development Agreement” means the joint development agreement, in the agreed form, to be entered into at Completion to be made between the Buyer and OPSL pursuant to which the Buyer and OPSL will co-operate in the development of certain technical processes and Intellectual Property.

“Last Accounts” means the audited balance sheet of the Seller’s Group relating to the Business as at the Last Accounts Date and the audited profit and loss account of the Seller’s Group relating to the Business made up to the Last Accounts Date including the auditor’s and the directors’ reports and notes thereon.

“Last Accounts Date” means 31 December 2003.

“London Stock Exchange” means London Stock Exchange plc.

“Losses” means losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including (without limitation) any liability to Tax) and expenses (including (without limitation) all reasonable and proper legal and other professional fees and expenses).

“Management Accounts” means the unaudited consolidated balance sheet of the Seller and the Subsidiaries relating to the Business as at the Management Accounts Date and the profit and loss account of the Seller and the Subsidiaries relating to the Business for the period between 1 January 2004 and the Management Accounts Date.

“Management Accounts Date” means 31 October 2004.

“Material Contract” means any contract, arrangement or obligation entered into by the Seller or a Subsidiary in relation to the Business and which involves expenditure by the Seller or a Subsidiary in excess of US$30,000 per annum or, as the case may be, provides income to the Seller or a Subsidiary in excess of US$30,000 per annum.

“Oil Harbour” means the real estate the premises, the buildings and all equipment, plant and machinery related to the oil harbour leased by Norsk Hydro including but not limited to the tank by the building on such premises and the premises leased by the Seller at the property Lammberget 1:1.

“OPSL” means Octel Petroleum Specialties Limited, a company incorporated in England (Company Number 03316334) whose registered office is at Global House, Bailey Lane, Manchester Airport, Manchester, M90 4AA.

“Power Products” means fuel additives for the treatment of heavy fuel oil and diesel oil used in industrial and utility power plants, marine based engines, premium heavy fuel oil and land based diesel engines.

“Power Products Business” means the production, manufacture of Power Products in Sweden and the sale, marketing and distribution of Power Products in the Buyer’s Territory as carried on by the Seller and the Subsidiaries as at the Transfer Date (except for the sale, marketing and distribution of Excluded Products)

“Recognised Investment Exchange” shall mean an investment exchange in respect of which, pursuant to the English statute known as the Financial Services and Markets Act 2000, a ‘recognition order’ has been issued by the United Kingdom’s Financial Services Authority, including, without limitation, the New York Stock Exchange, the Official List of the UKLA and the AIM market of the London Stock Exchange and, in addition thereto, any Swedish or foreign stock exchange (Sw. börs) or marketplace for securities trading (Sw. auktoriserad marknadsplats eller annan plats för organiserad värdepappershandel).

“Second Deferred Payment” has the meaning given to it in clause 3.2(c).

“Second Deferred Payment Date” means 1 March 2005 (or if such a date is not a Business Day, the Business Day next following such a date).

“Security Interest” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, option, right of set-off or other third party right or interest (legal or equitable) including any royalty, right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement having similar effect.

“SEK” means Swedish Kronor.

“Seller’s Assets” means all the property, assets and rights of the Business (including without limitation the Included Assets) to be sold and purchased pursuant to this agreement as listed in clause 2.2.

“Seller’s Book Receivables” means all the trade and other debts and accounts receivable (whether due for payment or not) owing to the Seller (and for the avoidance of doubt such debts and accounts receivable shall not include any debts or accounts receivable (whether due for payment or not) owing to any of the Subsidiaries) in connection with the Business as at the Transfer Date but excluding any of the Excluded Assets and further excluding the Intercompany Balances.

“Seller’s Business Intellectual Property Licence” means the licence, in the agreed form, to be made between the Buyer and OPSL and to be entered into at Completion pursuant to which OPSL will license the Buyer to use the Seller’s Business Intellectual Property Rights.

“Seller’s Business Intellectual Property Rights” means all Intellectual Property owned by the Seller immediately prior to Completion (and prior to such Intellectual Property being assigned to OPSL on Completion) and used or exploited in or in connection with the Business including without limitation: the Intellectual Property owned by the Seller immediately prior to Completion in: (1) the information, data, know how and processes stored on the Systems and the websites and intranet sites operated under or associated with the Seller’s Domain Names; and (2) the customer and product information stored by the Seller on the System (and on the Seller’s product ordering and financial systems, customer relationship management systems, sales systems, mail boxes and on the System’s servers) but excluding:

(a)	the Seller’s Trade Marks;

(b)	the Seller’s Domain Names;

(c)	the Seller’s Business Name(s); and

(d)	the Clariant Patent.

“Seller’s Business Names” means the names “Octel”, “Octopower” and “Octamar” and all other business/trade names used by any member of Seller’s Group (except the name “Bycosin” and “Bycotest”) and all rights associated with them.

“Seller’s Cash” means all petty cash and credit bank balances of the Seller in relation to the Business on the Transfer Date.

“Seller’s Claims” means the benefit of all rights and claims which the Seller or a Subsidiary has against third parties relating to the Seller’s Assets and the Business, including (without limitation) all manufacturers’ and suppliers’ warranties and representations (but excluding the Seller’s Book Receivables and the Excluded Assets).

“Seller’s Contracts” means all the contracts and commitments (whether written or oral) (including tenders, offers or estimates awaiting acceptance or rejection) to which the

Seller is a party relating to the Business including (without limitation) the supply and distribution agreements, customer agreements, Seller’s IP Licences, Seller’s Leasing Agreements and all other contracts and commitments listed in Schedule 10 but excluding all rights in respect of the Seller’s Book Receivables, obligations in respect of the Seller’s Creditors, employment contracts with the Seller’s Employees, any leases, tenancies or licences under which the Seller’s Premises are held and agreements relating to borrowing.

“Seller’s Creditors” means all trade and other debts, accrued charges and all other amounts owing by the Seller in connection with the Business as at the Transfer Date.

“Seller’s Domain Names” means the domain names listed in paragraph 2 of part 1 of Schedule 7.

“Seller’s Employees” means all those employees of the Seller assigned to the Business for the purpose of the Transfer Regulations immediately prior to the Transfer Date whose names and other details are set out in Part 1 of Schedule 9.

“Seller’s Fixtures and Fittings” means the fixtures, fittings, furniture, utensils, tools, implements, chattels and equipment (other than the Seller’s Plant and Machinery) owned by the Seller or a Subsidiary and used for the purposes of the Business.

“Seller’s Goodwill” means the goodwill of the Seller in connection with the Business including (without limitation) the exclusive right for the Buyer to represent itself as carrying on the Business in succession to the Seller under the names “Bycosin” and “Bycotest” and any other trading names used in carrying on the Business but excluding the Seller’s Business Names.

“Seller’s Group” means the Seller, any subsidiary of the Seller, any holding company of the Seller and any directly or indirectly held subsidiary undertaking of any holding company of the Seller, from time to time.

“Seller’s IP Licences” means other than the Seller’s Business Intellectual Property Licence, any licences, sub-licences, agreements, authorisations and permissions whether express or implied, relating to the use, enjoyment and/or exploitation by:

(a)	the Seller of any Third Party Intellectual Property Rights; and

(b)	any third party of any Seller’s Business Intellectual Property Rights,

including but not limited to those licences, brief particulars of which are set out in Part 3 of Schedule 7.

“Seller’s Leased Assets” means the motor vehicles and items of plant and machinery, tools and other equipment leased or hired by the Seller as at the Transfer Date for the purposes of the Business, including but not limited to those assets listed in paragraph 1 of Part 1 of Schedule 8, and which are the subject of the Leasing Agreements but excluding the Ball Mill Assets.

“Seller’s Leasing Agreements” means the leasing, lease purchase, hire, rental, hire purchase or similar agreements entered into by the Seller for the purposes of the Business, including but not limited to those agreements brief particulars of which are set out in paragraph 2 of Part 2 of Schedule 8.

“Seller’s Motor Vehicles” means the motor vehicles owned by the Seller and used for the purposes of the Business as at the Transfer Date but excluding any of the Seller’s Leased Assets.

“Seller’s Plant and Machinery” means the fixed and moveable plant, machinery, vehicles and equipment owned by the Seller and used for the purposes of the Business.

“Seller’s Premises” means all the freehold premises which is owned or occupied or used by the Seller for the purposes of the Business including but not limited to the premises, brief particulars of which are set out in Part 1 of Schedule 5.

“Seller’s Records” means the books, accounts, lists of customers, credit reports, price lists, cost records, work tickets, catalogues, advertising, documents of title and all the other documents, papers and records (however stored) of the Seller relating to the Business or any of the Seller’s Assets or the Seller’s Employees excluding the VAT Records.

“Seller’s Representatives” means Philip Boon and Bill Clarke.

“Seller’s Solicitors” means Hammonds of Trinity Court, 16 John Dalton Street, Manchester M60 8HS, England.

“Seller’s Stock” means the stock in trade of the Business including (without limitation) raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products and packaging and promotional material, all of which is owned or agreed to be bought by the Seller for the purposes of the Business (including any items which, although subject to reservation of title by their sellers, are under the control of the Seller or a Subsidiary).

“Seller’s Territories” means the world other than the Buyer’s Territory and the EU.

“Seller’s Trade Marks” means the trade marks listed in paragraph 1 of part 1 of Schedule 7.

“Seller’s Trade Mark Assignment” means the assignment, in the agreed form, of the Seller’s Trade Marks.

“Subsidiaries” means those companies brief details of which are set out in Schedule 11 (and a “Subsidiary” shall mean any of them).

“Subsidiaries’ Assets” means all the property, assets and rights of the Subsidiaries in relation to the Business.

“Subsidiaries’ Book Receivables” means all trade and other debts, and accounts receivable from customers, (whether due for payment or not) owing to any of the Subsidiaries in connection with the Business as at the Transfer Date but excluding any of the Excluded Assets.

“Subsidiaries’ Business Intellectual Property Rights” means all Intellectual Property owned by the Subsidiaries and used or exploited in or in connection with the Business.

“Subsidiaries’ Business Intellectual Property Licence” means the licence, in the agreed form to be made between each of the Subsidiaries and a member of the Seller’s Group and to be entered into at Completion pursuant to which each of the Subsidiaries will license a member of the Seller’s Group to use the Subsidiaries’ Business Intellectual Property Rights other than the Subsidiaries’ Business Intellectual Property Rights which exclusively relate to the Fertilizer Business and the Bycotest Business.

“Subsidiaries’ Contracts” means all the contracts and commitments (whether written or oral) (including tenders, offers or estimates awaiting acceptance or rejection) to which any of the Subsidiaries are a party relating to the Business including (without limitation) the supply and distribution agreements, customer agreements, Subsidiaries’ IP Licences and the Subsidiaries’ Leasing Agreements but excluding rights in respect of the Subsidiaries’ Book Receivables, obligations in respect of the Subsidiaries’ Creditors, employment contracts with the Subsidiaries’ Employees, any leases, tenancies or licences under which the Subsidiaries’ Premises are held and agreements relating to borrowing.

“Subsidiaries’ Creditors” means all trade and other debts, accrued charges and all other amounts owing by any Subsidiary in connection with the Business as at the Transfer Date.

“Subsidiaries’ Employees” means all those employees of any of the Subsidiaries assigned to the Business for the purpose of the Transfer Regulations immediately prior to the Transfer Date whose names and other details are set out in Part 2 of Schedule 9.

“Subsidiaries’ Fixtures and Fittings” means the fixtures, fittings, furniture, utensils, tools, implements, chattels and equipment (other than the Subsidiaries’ Plant and Machinery) owned by any of the Subsidiaries and used for the purposes of the Business.

“Subsidiaries’ IP Licences” means other than the Seller’s Business Intellectual Property Licence and the Subsidiaries’ Business Intellectual Property Licence, any licences, sub-licences, agreements, authorisations and permissions whether express or implied, relating to the use, enjoyment and/or exploitation by:

(a)	any of the Subsidiaries of any Third Party Intellectual Property Rights; and

(b)	any third party of any Subsidiaries’ Business Intellectual Property Rights,

including but not limited to those licences, brief particulars of which are set out in Part 3 of Schedule 7.

“Subsidiaries’ Leased Assets” means the motor vehicles and items of plant and machinery, tools and other equipment leased or hired by any of the Subsidiaries as at the Transfer Date for the purposes of the Business including but not limited to those assets listed in paragraph 3 of Part 2 of Schedule 8 and which are the subject of the Subsidiaries’ Leasing Agreements and excluding the Ball Mill Assets.

“Subsidiaries’ Leasing Agreements” means the leasing, lease purchase, hire, rental, hire purchase or similar agreements entered into by any of the Subsidiaries for the purposes of the Business, including but not limited to those agreements brief particulars of which are set out in paragraph 4 of Part 2 of Schedule 8.

“Subsidiaries’ Plant and Machinery” means the fixed and moveable plant, machinery vehicles and equipment owned by any of the Subsidiaries’ and used for the purposes of the Business.

“Subsidiaries’ Premises” means all the leasehold premises which are owned or occupied or used by any of the Subsidiaries for the purposes of the Business including but not limited to the premises, brief particulars of which are set out in Part 2 of Schedule 5.

“Subsidiaries’ Records” means the books, accounts, lists of customers, credit reports, price lists, cost records, work tickets, catalogues, advertising, documents of title and all the other documents, papers and records (however stored) of any of the Subsidiaries relating to the Business or any of the Subsidiaries’ Assets or the Subsidiaries’ Employees excluding the VAT Records.

“Subsidiaries’ Stock” means the stock in trade of the Business including (without limitation) raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products and packaging and promotional material, all of which is owned or agreed to be bought by any of the Subsidiaries for the purposes of the Business (including any items which, although subject to reservation of title by the sellers, are under the control of any of the Seller or a Subsidiary).

“Subsidiaries’ Systems” means the computer, telecommunications and networking hardware and software and other information technology owned by any of the Subsidiaries used by or within the Business, including without limitation the systems necessary for the operation of the web site bycotest.com.

“Subsidiary Shares” means all of the shares legal or beneficially held by the Seller as at the Transfer Date in the share capital of each of Bycosin SA de CV and Bycosin de Mexico SA de CV.

“Supply Agreement” means the agreement, in the agreed form, to be entered into at Completion and made between the Buyer and the Seller pursuant to which the Buyer will sell to the Seller and the Seller will purchase from the Buyer Power Products and:

(a)	the Seller shall be granted the right exclusively to distribute Power Products in the Seller’s Territory and the EU;

(b)	the Seller shall be granted the right exclusively to distribute Excluded Products in the Buyer’s Territory; and

(c)	the Buyer shall be granted the right exclusively to distribute Power Products (excluding Excluded Products) in the Buyer’s Territory.

“Systems” means the computer, telecommunications and networking hardware and software and other information technology owned by the Seller used by or within the Business, including without limitation the systems necessary for the operation of the web site bycotest.com.

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of Sweden or elsewhere, whenever imposed and all penalties, charges, costs and interest relating to any of them and, without limitation, all employment taxes and any deductions or withholdings of any sort.

“Tax Authority” means any statutory or governmental authority or body (whether in Sweden or elsewhere) including the collection or administration of Tax.

“Third Deferred Payment” has the meaning given to it in clause 3.2(d).

“Third Deferred Payment Date” means 1 July 2005 (or, if such a date is not a Business Day, the Business Day next following such a date).

“Third Party Intellectual Property Rights” means all Intellectual Property used or exploited in or in connection with the Business but not owned by the Seller including, without limitation, the Intellectual Property listed in part 3 of Schedule 7.

“Transfer Date” means close of business on the Completion Date.

“Transfer Regulations” means the Acquired Rights Directive, as implemented in each relevant jurisdiction.

“Transitional Services Agreement” means the agreement, in the agreed form, to be entered into at Completion and made between the Buyer and the Seller pursuant to which the Buyer will provide certain services to the Seller.

“VAT” means value added tax.

“VATA” means Swedish Value Added Tax Law (Sw. Mervärdesskattelagen (1994:200)).

“VAT Records” means all records the Seller and the Subsidiaries relating to the Business which must be preserved under VATA or any other relevant tax law.

“Warranties” means the warranties contained or referred to in clause 6 and Schedule 2.

“Withheld Mexican Taxation Amount” means an amount equal to 25% of the amount apportioned to the Subsidiary Shares pursuant to clause 3.7 such amount to be withheld by the Buyer in respect of Taxation in Mexico at a rate of 25% of the consideration apportioned to the Subsidiary Shares on the transfer by the Seller to the Buyer of the Subsidiary Shares in accordance with clauses 3.4 and 5.2.

1.2	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force as at the date of this agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation.

1.3	Any reference to a statutory provision shall be construed as including references to all statutory instruments, orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.4	References to “company”:

(a)	in this agreement shall mean any body corporate duly incorporated under the laws or regulations of any jurisdiction, including, without limitation, the laws of England and Wales, Sweden, Ecuador and Mexico; and

(b)	in any statutory provisions, statutory instruments, orders, regulations or other subordinate legislation referred to in this agreement shall be construed as “Company” is defined in such but the meaning extended so as to include companies included within the terms of clause 1.4(a).

1.5	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	all references to time are to Swedish time;

(e)	any reference to a party is to a party to this agreement.

1.6	Clause headings are for convenience only and shall not affect the interpretation of this agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this agreement.

1.7	The schedules to this agreement shall for all purposes form part of this agreement.

1.8	Any reference to a document being in the “agreed form” means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purposes of identification.

1.9	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.10	Reference to any Swedish statutory provision or Swedish legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing (including (without limitation) GAAP) shall, in respect of any body corporate incorporated in any jurisdiction other than Sweden, be deemed to include any equivalent or analogous statutory provision or action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing in that jurisdiction or what most nearly approximates in that jurisdiction to the Swedish statutory provision or Swedish legal term, including, without limitation, in respect of :

(a)	Bycosin Ecuador SA and Nacombest SA, such references shall be deemed to refer to such provisions or terms under the laws of Ecuador; and

(b)	Bycosin SA de CV and Bycosin de Mexico SA de CV, such references shall be deemed to refer to such provisions or terms under the laws of Mexico.

1.11	Where in this agreement a sum is referred to in SEK or such currency other than US$, such sum shall be deemed to refer to the equivalent amount in such other currencies as appropriate including but not limited to US$ and for the calculation of such equivalent amounts, the mid-point closing exchange rate, as set out in the Financial Times newspaper published in the United Kingdom, on the last Business Day of the month immediately preceding the month in which the date of such calculation is to be made, shall be used for such calculation.

2	SALE AND PURCHASE

2.1	The Seller shall sell and the Buyer shall purchase the Seller’s Assets and the Business as a going concern as at, and with effect from, the Transfer Date. The Seller shall sell the Business and each of the Seller’s Assets with full title guarantee and free from all Security Interests except that:

(a)	the Seller’s Premises shall be sold on the terms set out in Schedule 6;

(b)	the Seller’s Stock shall be sold subject to any title transfer and retention arrangements relating to its purchase;

(c)	the Seller’s Contracts shall be sold and transferred in accordance with the provisions of clause 18.

2.2	The Seller’s Assets shall comprise:

(a)	the Seller’s Goodwill;

(b)	the Seller’s Premises;

(c)	the Seller’s Plant and Machinery;

(d)	the Seller’s Fixtures and Fittings;

(e)	the Seller’s Stock;

(f)	the benefit (subject to the burden) of the Seller’s Contracts;

(g)	the Seller’s Leased Assets (subject to the Seller’s Leasing Agreements);

(h)	the Subsidiary Shares;

(i)	the Seller’s Motor Vehicles;

(j)	the Systems;

(k)	the benefit of all of the Seller’s Claims;

(l)	the Seller’s Records;

(m)	the VAT Records;

(n)	the Seller’s Cash;

(o)	the Seller’s Domain Names;

(p)	the Seller’s Trade Marks; and

(q)	all other assets (including without limitation, the telephone numbers “+46 (0) 54 6704 50-99” and the facsimile number “+46 (0) 54 85 33 50” and the Included Assets), property or rights of the Seller relating to the Business as at the Transfer Date and which are not Excluded Assets.

2.3	The following assets are excluded from the sale of the Business:

(a)	any shares or other securities owned by the Seller other than the Subsidiary Shares;

(b)	the Seller’s Business Intellectual Property Rights;

(c)	the Clariant Patent;

(d)	the Seller’s Business Names;

(e)	the Seller’s Creditors;

(f)	the Seller’s Book Receivables;

(g)	the Intercompany Balances;

(h)	the Oil Harbour;

(i)	the Ball Mill Assets and its associated assets (excluding the Istral mixer which is transferred to the Buyer);

(j)	the operating equipment owned by the Sellers and used to manufacture “BYC4800” product;

(k)	Saab 9-5 2, 3t Linear Sport registration number UFH 803 and the lease agreement pursuant to which the Seller leases such vehicle;

(l)	Saab 9-5 3, 3t registration number UDA 470 and the lease agreement pursuant to which the Seller leases such vehicle;

(m)	the Excluded Contracts;

(n)	the Seller’s Stock and the Subsidiaries’ Stock named “TX 3034”, “IMA 2000”, “Bycosin 4800”, “Oil Aid 84”, “DP 98010” and “Bycosin 6150”;

(o)	all insurance policies relating to the Seller’s Assets entered into by the Seller;

(p)	the benefit of any insurance claims attributable to any event occurring on or before Completion or arising in consequence of anything done or omitted to be done in respect of the period on or before Completion;

(q)	the benefit of any claim made by the Seller for grants from any government, local or public authority or the European Union not received on or before the Transfer Date;

(r)	all rights of the Seller in respect of Taxation including any amounts repayable or recoverable under relevant tax law (including VAT) arising on or before Completion;

(s)	the benefit and burden of all foreign exchange contracts, interest rate swaps and other hedging contracts entered into by the Seller in connection with the Business (which shall remain the responsibility of the Seller to discharge);

(t)	all rights of the Seller in respect of any indebtedness owing to it by any other member of the Seller’s Group (excluding the Subsidiaries); and

(u)	the Seller’s statutory books and registers, all accounts and records other than the Seller’s Records and the VAT Records (but including the Seller’s VAT registration which the Seller shall retain).

2.4	Title and risk of loss or damage to the Seller’s Assets shall upon Completion pass to the Buyer with effect from the Transfer Date.

2.5	The Seller shall, before Completion remove any Excluded Asset which is situated at the Seller’s Premises or the Subsidiaries’ Premises. Any Excluded Asset which is left at the Seller’s Premises or the Subsidiaries’ Premises after the Transfer Date shall be at the sole risk of the Seller and any removal shall be at the Seller’s direction and expense.

2.6	The Buyer acknowledges that no rights in respect of the Seller’s Business Names are granted to the Buyer by virtue of this agreement.

2.7	The exclusion of the Excluded Contracts from the sale and purchase pursuant to clause 2.3(b) shall not prevent the Buyer from entering into contracts or any other arrangements with the persons listed in Schedule 14 in relation to the Fertilizer Business and/or the Bycotest Business.

3	CONSIDERATION

3.1	The total consideration payable by the Buyer to the Seller for the Business and the Seller’s Assets shall be the aggregate sum of US$3,350,001, subject to adjustment pursuant to clauses 3.3 and 3.4.

3.2	On account of the Consideration, the Buyer shall, subject to adjustment pursuant to Schedule 13, pay the following sums to the Seller:

(a)	a sum equal to the Initial Payment on Completion in accordance with clause 4.7(a);

(b)	the sum of US$500,000 on the First Deferred Payment Date, (the “First Deferred Payment”) subject to adjustment pursuant to clause 3.4;

(c)	the sum of US$500,000 on the Second Deferred Payment Date, (the “Second Deferred Payment”);

(d)	the sum of US$950,000 on the Third Deferred Payment Date (the “Third Deferred Payment”); and

(e)	the sum on US$1,400,000 on the Fourth Deferred Payment Date (the “Fourth Deferred Payment”).

3.3	The Deferred Payments shall be subject to adjustment pursuant to the terms of Schedule 13.

3.4	Although the parties agree that the Buyer shall be liable to pay to the Seller the amount set out in clause 3.2(b), the Buyer shall withhold from such amount an amount equal to and in respect of the Withheld Mexican Taxation Amount which shall be dealt with in accordance with the provisions of clause 5.2.

3.5	The Buyer shall, when paying any amount of the Deferred Payments, be entitled to make set-off for counter-claims, such as claims under the Warranties in this Agreement, in accordance with the principles of Swedish law.

3.6	The Consideration shall be allocated between the Seller’s Assets concerned as follows:

(a)	in respect of the Subsidiary Shares, US$950,000;

(b)	in respect of the Seller’s Premises, SEK1;

(c)	in respect of each of the Seller’s Assets, other than the Subsidiary Shares and the Seller’s Premises, such proportion of the Consideration (after taking into account the sum allocated to the Subsidiary Shares in clauses 3.6(a) and 3.6(b)) as is equal to the proportion which the Seller’s book value as at the Transfer Date of each such asset is of the aggregate of the Seller’s book value of all such assets as at the Transfer Date.

3.7	The Seller agrees that any sums due to the Seller pursuant to this agreement shall be paid by the Buyer to the Seller via the Seller’s Solicitors and such payment shall constitute a full discharge of the Buyer’s obligations to make any such payment and the Buyer shall not be concerned with the application of any such amount.

3.8	The Buyer warrants to the Seller that:

(a)	it is purchasing the Business and the Seller’s Assets for itself beneficially and not wholly or partly as agent for any other person; and

(b)	there is, as at the Completion Date, no agreement, arrangement or understanding (whether or not legally binding) for the Business and the Seller’s Assets or any interest therein to be sold or transferred to or held for the benefit of any person other than the Buyer, except that the Buyer may reorganise and transfer the Business or the Seller’s Assets, or any portion thereof, to an entity within the Buyer’s Group.

4	COMPLETION

4.1	The sale and purchase of the Business and the Seller’s Assets shall be completed at the offices of the Seller’s Solicitors on the Completion Date (or such later date as agreed between the Seller and the Buyer) when each of the events set out in clause 4.2 shall occur.

4.2	On Completion in relation to the transfer of the Seller’s Premises:

(a)	the Buyer and the Seller shall complete the transfer of the Seller’s Premises in accordance with the provisions of Schedule 6;

(b)	the Buyer and the Seller shall deliver duly executed transfers of the Seller’s Premises in the agreed form to the Buyer; and

(c)	the Buyer shall without further delay complete all necessary registrations with regard to the Seller’s Premises and pay the required stamp duties.

4.3	On Completion the Seller shall, deliver to the Buyer:

(a)	where applicable but subject to clause 18, agreements, in the agreed form, duly executed by the Seller, for the assignment or novation of the of the Seller’s Contracts to the Buyer and all requisite third party consents for such assignments and/or novations;

(b)	the Seller’s Trade Mark Assignment duly completed and executed by the Seller;

(c)	duly completed and executed transfers of the Subsidiary Shares in favour of the Buyer or as it directs;

(d)	the resignations of Philip Boon and Ian Cleminson as directors of each and the secretary (where such persons are directors and/or the secretary) of each of the Subsidiaries in the agreed form from their respective offices and employment in each containing a written acknowledgement from each of them that he has no claim against any of the Subsidiaries on any grounds whatsoever;

(e)	the Management Accounts;

(f)	evidence that the seven floating charges registered over the Seller’s Assets and the mortgage over the Seller’s Premises as disclosed in the Disclosure Letter against the Warranty set out in paragraph 3.1 of Schedule 2 are not used as collateral.

4.4	On Completion the Seller shall, make available to the Buyer at the Seller’s Premises or the Subsidiaries’ Premises:

(a)	such of the Seller’s Assets as are capable of being transferred by delivery;

(b)	the extract from the land register (Sw. CFD-utdrag) relating to the Seller’s Premises;

(c)	all records of social security contributions (or equivalent) and income tax or other taxes deducted at source relating to all the Seller’s Employees on the Transfer Date duly completed up to that date and all records required to be kept according to relevant provisions of law;

(d)	a copy of the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) of each of the Subsidiaries;

(e)	the minute books of each of the Subsidiaries duly made up to Completion;

(f)	the register of members and other statutory registers of each of the Subsidiaries duly made up to Completion; and

(g)	so far as the Seller is reasonably able, the appropriate corporate resolutions evidencing the change of company name of the Seller and any other company in the Seller’s Group (except for the Subsidiaries) so that the company names of such companies do not include the word “Bycosin”.

4.5	At Completion, the Seller and the Buyer shall procure that a board meeting of each of the Buyer, the Seller and each of the Subsidiaries are convened where each of the following documents are approved, entered into and delivered to the relevant counter-parties:

(a)	the Supply Agreement;

(b)	the Clariant Licence;

(c)	the Joint Development Agreement;

(d)	the Seller’s Trade Mark Assignment;

(e)	the Seller’s Business Intellectual Property Licence;

(f)	the Subsidiaries’ Business Intellectual Property Licence; and

(g)	the Transitional Services Agreement.

4.6	At Completion, a board meeting of each the Subsidiaries shall be duly convened and held at which (where relevant), with effect from Completion:

(a)	the transfers referred to in clause 4.3(c) shall (subject to stamping) be approved and registered;

(b)	in respect of Bycosin SA de CV and Bycosin de Mexico SA de CV only, appoint each of the Buyer’s Guarantors as directors (where such persons are not directors) and Charles Sparling as the secretary (where such person is not the secretary) of each of the Subsidiaries and the resignations referred to in clause 4.3(d) shall be submitted and accepted and the resignation of Nigel Seddon from Bycosin SA de CV and Bycosin de Mexico SA de CV shall be confirmed.

4.7	Upon completion of the matters referred to in clause 4.2 to 4.6:

(a)	the Buyer shall pay a sum equal to the Initial Payment by wire transfer to the Seller via the Seller’s Solicitors;

(b)	the Buyer shall deliver the resignation of Mikael Andersson as a director of the Seller in the agreed form from his office and employment containing a written acknowledgement that he has no claim against the Seller on any grounds whatsoever; and

(c)	the Buyer shall deliver to the Seller the Transitional Services Agreement duly executed by it.

4.8	The Buyer and the Seller may together agree to waive any requirement contained in clause 4.2 to 4.6 but shall not be bound to complete the purchase of the Business and the Seller’s Assets unless the sale and purchase of all the Seller’s Assets is completed simultaneously in accordance with such clause and this agreement.

5	POST-COMPLETION OBLIGATIONS

5.1	The Seller undertakes that, immediately following Completion until such time as the transfers of the Subsidiary Shares have been registered in the register of members of each of the relevant Subsidiaries (or equivalent), the Seller will hold those Subsidiary Shares registered in its name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Subsidiary Shares in accordance with the directions of the Buyer or its nominees and if the Seller is in breach of the undertakings contained in this clause such Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the relevant Subsidiaries and to do any thing or things necessary to give effect to the rights contained in this clause 5.1.

5.2	Within the period of 20 Business Days following the First Deferred Payment Date, the Buyer undertakes to the Seller to:

(a)	account to the relevant Tax Authority for the Withheld Mexican Taxation Amount;

(b)	provide the Seller with copies of all correspondence with any Tax Authority in relation to the Withheld Mexican Taxation Amount; and

(c)	indemnify and keep indemnified the Seller against all and any additional Taxation or other liability arising as a result of any failure to withhold any amount from the Consideration (other than the Withheld Mexican Taxation Amount) or by reference to any default of the Buyer to comply with the provisions of this clause 5.2.

5.3	Following Completion, the Seller undertakes to the Buyer, to the extent permitted by law, to procure the release of each of the Subsidiaries from all securities, guarantees, indemnities, counter-indemnities, securities and letters of comfort of any nature whatsoever given by or binding upon the Subsidiaries in respect of any debt, liability or obligation of any of the Subsidiaries in force as at the Transfer Date and, pending such release the Seller shall indemnify and keep indemnified the Buyer (for itself and as trustee for each of the Subsidiaries) from and against all amounts paid by any such person to any third party pursuant to any such securities, guarantees, indemnities, counter-indemnities, sureties or letters of comfort.

5.4	Following Completion, the Buyer undertakes to the Seller and each member of the Seller’s Group (except for the Subsidiaries) to procure the release of the Seller and each member of the Seller’s Group (except for the Subsidiaries) from all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon the Seller or any member of the Seller’s Group (except for the Subsidiaries) in respect of any debt, liability or obligation of any of the Subsidiaries or otherwise in connection with the Business in force as at the Transfer Date and, pending such release, the Buyer shall indemnify and keep indemnified the Seller (for itself and as trustee for each member of the Seller’s Group(except for the Subsidiaries)) from and against all amounts paid by any such person to any third party pursuant to any such securities, guarantees, indemnities, counter-indemnities, sureties or letters of comfort.

5.5	As soon as reasonably practicable following Completion the Seller shall, at its own expense, procure that the corporate names of any member of the Seller’s Group (other than the Subsidiaries) containing the word “Bycosin” shall be changed so as to remove the word “Bycosin” from such names.

5.6	The Seller and the Buyer agree to procure that, following Completion (and without undue delay), a joint notice of the transfer of the Seller’s Assets be given to the relevant Swedish Tax Authority.

5.7	The Seller and the Buyer shall, at the expense of the Buyer, use their respective reasonable endeavours to procure that upon the change of name of the Seller pursuant to clause 5.5 being effected, a company nominated by the Buyer shall be renamed with the former name of the Seller.

5.8	The Seller agrees (for itself and on behalf of each member of the Seller’s Group) that all agency agreements between it and any other member of the Seller’s Group relating to the conduct of the Business shall be terminated with effect from Completion.

5.9	At any time after Completion, subject to the Buyer paying the Seller’s reasonable expenses and costs where such expenses and costs are above US$500, the Seller shall, to the extent permitted by law, (and shall use its reasonable endeavours to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things as the Buyer may reasonably require for effectively vesting the Seller’s Assets in the Buyer and otherwise giving the Buyer the full benefit of all the provisions of this agreement.

5.10	The Seller shall use its reasonable endeavours to procure any requisite consents to the grant of a licence to the Buyer to use the Clariant Patent for the purposes of carrying out the Business and upon receipt of such consent(s) shall use its reasonable endeavours to procure the grant of such licence in a form to be agreed between the Parties.

5.11	At any time after Completion, the Seller shall, to the extent permitted by all applicable laws or regulations affecting the Seller’s Group:

(a)	promptly pass on the Buyer all enquiries and orders relating to the Business which the Seller may receive;

(b)	give or procure to be given to the Buyer all such information and other assistance (including, without limitation, particulars of customers, suppliers and others who have dealt with the Seller or a Subsidiary in connection with the Business) as the Buyer may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this agreement;

(c)	give the Buyer reasonable access to the books, accounts, records and returns of the Seller relating to the Business and the Seller’s Assets and the right (at the Buyer’s expense) to take such copies as the Buyer may reasonably require.

5.12	To the extent permitted by law, for a period of 10 years after Completion, the Buyer shall, maintain the Seller’s Records and the VAT Records in a good and orderly condition and for the purposes of addressing specific tax enquiries of a Tax Authority or any other public authority, give the Seller reasonable access to the Seller’s Records and/or the VAT Records (but excluding any cost sensitive information relating to the period following the Completion Date) and the right (at the Seller’s expense) to take such copies as the Seller may reasonably require.

5.13	To the extent permitted by law, for a period of 10 years after Completion, the Seller shall maintain records which the Seller has in its possession at the Transfer Date, which relate exclusively to the Business and which the Seller reasonably considers that the Buyer may require access to for the purposes of addressing specific tax enquiries of a Tax Authority or any other public authority (but excluding any such records containing cost sensitive information relating to the period following the Completion Date), in a good and orderly condition and, reasonably provide the Buyer with access to such records for the purposes of addressing specific tax enquiries of a Tax Authority or any other public authority and the right (at the Buyer’s expense) to take such copies as the Seller may reasonably require.

5.14	Following Completion, the Buyer shall cease to use the Seller’s Business Names in any form whatsoever and shall remove all references to the Seller’s Business Names or any similar words or names, from any items or goods used or services carried out by the Buyer within 1 month from the Completion Date.

5.15	Following Completion, the Buyer undertakes to the Seller:

(a)	subject to clause 5.15(b), to procure that within 1 month after Completion, the Business shall have ceased communicating (whether in writing, orally or otherwise) or trading with any third party using any name containing a reference to any of the Seller’s Business Names or any similar words or names; and

(b)	to procure that within 6 months after Completion, the Business shall have ceased using any of the Seller’s Business Names or any confusingly similar words or names on any of its vans or vehicles or work overalls or clothing provided by it to its employees.

5.16	Subject to clause 5.17, the Buyer agrees with the Seller that it will not transfer out of its ownership (other than on arms length transactions on commercial terms in the ordinary course of trading) any part of the Business or Seller’s Assets (including the Subsidiary Shares) and will procure that none of the Subsidiaries shall transfer out of their ownership any part of the business or assets relating to the Business or any significant part of such company’s business or trade without the prior written consent of the Seller until all instalments of the Deferred Payments have been paid (or made subject to payment in the form of set-off) to the Seller.

5.17	The parties agree that the Buyer shall be permitted to assign any part of the Business and/or the Seller’s Assets to any company within the Buyer’s Group provided that prior to any such assignment any such company unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance and observance by the Buyer of all its obligations under or pursuant to this agreement or any agreement or document entered into pursuant to this agreement in the form set out at Schedule 12.

5.18	As soon as reasonably practicable following the Completion Date, the Seller and the Buyer shall use their reasonable endeavours to procure the transfer at the Buyer’s cost of the Seller’s Domain Names from the Seller to the Buyer and the registration of such transfer.

5.19	Within 20 Business Days of the Completion Date, the Buyer shall procure that Bycosin SA de CV shall hold a duly convened meeting of its shareholders and at such meeting a resolution of such shareholders ratifying all acts taken or carried out by Philip Boon, Ian Cleminson and/or Nigel Seddon in their respective offices as a director of Bycosin SA de CV shall be duly passed and the shareholders of Bycosin SA de CV shall further resolve to indemnify and hold Philip Boon, Ian Cleminson and Nigel Seddon harmless against all liabilities which they may incur or may have incurred in respect of any such actions.

5.20	Until the resolutions referred to in clause 5.19 has been duly passed, the Buyer shall indemnify and shall keep indemnified the Seller (as trustee for Philip Boon, Ian Cleminson and Nigel Seddon) in respect of any of the liabilities referred to in clause 5.19.

6	WARRANTIES

6.1	The Seller warrants to the Buyer in the terms set out in Schedule 2, subject only to:

(a)	any matter disclosed in the Disclosure Letter; and

(b)	the limitations and qualifications set out in this clause 6 and in Schedule 3.

6.2	Except where the context otherwise requires any reference in the Warranties to the Business or the Seller’s Assets shall be construed as a reference to the Business or the Seller’s Assets as at the Transfer Date.

6.3	Each of the Warranties shall be construed as a separate and independent Warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this agreement.

6.4	The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion, by its rescinding or failure to terminate or rescind this agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

6.5	If any Warranty is qualified by the expression “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or words to such effect, such expression shall mean that the Seller shall be deemed to have the knowledge of all facts, matters and circumstances that are actually known to the Seller’s Representatives by the Seller’s Representatives after making all reasonable enquiry of Jorge Padilla Ojeda, and Mikael Andersson.

6.6	Notwithstanding any other provisions of this agreement or any other agreement or document entered into pursuant to this agreement, none of the limitations contained in this clause 6, Schedule 3, the Disclosure Letter nor any statutory limitation shall apply to any claim for breach of the Warranties where the fact, matter or circumstance giving rise to the claim arises as a result of fraud, wilful concealment or deliberate non-disclosure on the part of the Seller or any of its officers, employees or advisers.

6.7	If any amount is paid by the Seller in respect of a breach of any Warranty or otherwise pursuant to this clause 6, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

7	REVERSE WARRANTY

The Buyer warrants to the Seller that, as at the date hereof, it does not know nor is it aware of any matter, fact or circumstance which will or the Buyer believes is likely to give rise to a claim under the Warranties and for the purpose of this warranty the Buyer is deemed to have the knowledge of all facts, matters and circumstances that are actually known to Jorge Padilla Ojeda and Mikael Andersson.

8	RESTRICTIONS ON THE SELLER’S FUTURE BUSINESS ACTIVITIES

8.1	The Seller on behalf of itself (for itself and as trustee for each member of the Seller’s Group) covenants with the Buyer (for itself and as trustee for each member of the Buyer’s Group) that without the prior written consent of the Buyer, neither the Seller’s nor any member of the Seller’s Group will:

(a)	for a period from the Completion Date until 3 years after the date of termination of the Supply Agreement either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly, carry on or be engaged, concerned or interested in the sale, supply or distribution of Power Products in the Buyer’s Territory PROVIDED THAT nothing contained in this clause 8.1(a) shall preclude any member of the Seller’s Group from being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on a Recognised Investment Exchange;

(b)	otherwise than as permitted pursuant to the terms of this agreement, for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement solicit or entice away or seek to entice away any of the Seller’s Employees or the Subsidiaries’ Employees from his employment with any member of the Buyer’s Group;

(c)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement employ any of the Seller’s Employees of the Subsidiaries’ Employees;

(d)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement solicit or endeavour to solicit in competition with the Business (as carried on at the date of Completion) the custom of, or orders from, any person, firm or company who has been a customer of the Business at any time during the period of 12 months immediately preceding the Completion Date;

(e)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement accept orders from any person, firm or company who has been a customer of the Business at any time during the period of 12 months immediately preceding the Completion Date; or

(f)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement interfere with or seek to interfere with the continuance of supplies to the Business (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Business at any time during the period of 12 months immediately preceding the Completion Date.

8.2	The restrictions contained in this clause 8 are considered to be reasonable by the Seller and each member of the Seller’s Group in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

8.3	Each Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause 8 both on its own behalf and on behalf of each member of the Buyer’s Group with the intention that the Buyer may claim against the Seller on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause 8.

8.4	The provisions of clauses 8.1(a) to 8.1(f) are separate and severable and shall be enforceable accordingly.

9	THE BUYER’S RESTRICTIVE COVENANTS

9.1	The Buyer on behalf of itself (for itself and as trustee for each member of the Buyer’s Group) covenants with the Seller (for itself and as trustee for each member of the Seller’s Group) that without the prior written consent of the Seller, neither the Buyer nor any member of the Buyer’s Group will:

(a)	for a period from the Completion Date until 3 years after the date of termination of the Supply Agreement either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly, carry on or be engaged, concerned or interested in the sale, supply or distribution of Power Products in the Seller’s Territory PROVIDED THAT nothing contained in this clause 9.1(a) shall preclude any member of the Buyer’s Group from being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on a Recognised Investment Exchange;

(b)	otherwise than as permitted pursuant to the terms of this agreement, or as approved by the Seller in writing, for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement solicit or entice away or seek to entice away any person who (other than the Employee) is, and was at the Transfer Date, employed by any member of the Seller’s Group;

(c)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement, unless approved by the Seller in writing, employ any person (other than the Seller’s Employees or the Subsidiaries’ Employees) who was at the Transfer Date, employed by any member of the Seller’s Group;

(d)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement solicit or endeavour to solicit in competition with the business of any member of the Seller’s Group (as carried on at the Completion Date) the custom of, or orders from, any person, firm or company who has been a customer of any member of the Seller’s Group (other than in respect of the Business) at any time during the period of 12 months immediately preceding the Completion Date;

(e)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement accept orders from any person, firm or company who has been a customer of any member of the Seller’s Group (other than in relation to the Business) at any time during the period of 12 months immediately preceding the Completion Date;

(f)	for the period from the Completion Date until 12 months after the date of termination of the Supply Agreement interfere with or seek to interfere with the continuance of supplies to any member of the Seller’s Group (excluding the Subsidiaries) (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to any member of the Seller’s Group at any time during the period of 12 months immediately preceding the Completion Date.

9.2	The restrictions contained in this clause 9 are considered to be reasonable by the Buyer and each member of the Buyer’s Group in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

9.3	The Buyer acknowledges that the Seller is accepting the benefit of the covenants contained in this clause 9 both on its own behalf and on behalf of each member of the Seller’s Group with the intention that the Seller may claim against the Buyer on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause 9.

9.4	The provisions of clauses 9.1(a) to 9.1(f) are separate and severable and shall be enforceable accordingly.

10	SELLER’S GUARANTEE

10.1	In consideration of the Buyer entering into this agreement, the Seller’s Guarantor (as primary obligor and not merely as a surety) unconditionally and irrevocably guarantees (Sw. Proprieborgen) as a continuing obligation the proper and punctual performance and observance by the Seller of its obligations under or pursuant to this agreement or any agreement entered into pursuant to this agreement other than any such obligations which require the Seller to pay sums of money to the Buyer or any members of the Buyer’s Group.

10.2	The Seller’s Guarantor’s liability under this clause 10 shall not be affected, discharged, modified or impaired by:

(a)	any amendment to or variation of this agreement or any agreement or document entered into pursuant to this agreement;

(b)	any release, waiver or time or other indulgence granted to the Seller or any third party;

(c)	any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Seller;

(d)	any act, omission, event or circumstance which causes any of the obligations of the Seller to be or become void, voidable, invalid or unenforceable for any reason;

(e)	any change of control or sale of the Seller; or

(f)	any other act or omission or any other event or circumstance (whether or not known to the Buyer which would or might (but for this clause 10.2) operate to impair or discharge the Seller’s Guarantor’s liability under the guarantee and indemnity set out in this clause 10.

10.3	The Buyer may claim under the guarantee set out in this clause 10 without making any claim or taking any proceedings against the Seller or taking any action to claim under or enforce any other right or security or other guarantee which it may hold from time to time in respect of the obligations of the Seller under this agreement or any agreement or document entered into pursuant to this agreement.

10.4	The guarantee set out in this clause 10 shall remain in force and effect until the Seller has performed, observed and discharged all of its obligations under or pursuant to this agreement any agreement or document entered into pursuant to this agreement.

11	BUYER’S GUARANTEE

11.1	In consideration of the Seller entering into this agreement, the Buyer’s Guarantors (as primary obligor and not merely as a sureties) jointly and severally, unconditionally and irrevocably guarantee (Sw. Proprieborgen) as a continuing obligation the proper and punctual performance and observance by the Buyer of its obligations under or pursuant to this agreement or any agreement entered into pursuant to this agreement other than any such obligations which require the Buyer to pay sums of money to the Seller or any members of the Seller’s Group (and for the avoidance of doubt, the Buyer’s Guarantors shall not guarantee the obligations of the Buyer set out in clause 3).

11.2	The Buyer’s Guarantors’ liability under this clause 11 shall not be affected, discharged, modified or impaired by:

(a)	any amendment to or variation of this agreement or any agreement or document entered into pursuant to this agreement;

(b)	any release, waiver or time or other indulgence granted to the Buyer or any third party;

(c)	any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Buyer;

(d)	any act, omission, event or circumstance which causes any of the obligations of the Seller to be or become void, voidable, invalid or unenforceable for any reason;

(e)	any change of control or sale of the Buyer; or

(f)	any other act or omission or any other event or circumstance (whether or not known to the Seller which would or might (but for this clause 11.2) operate to impair or discharge the Buyer’s Guarantors’ liability under the guarantee set out in this clause 11.

11.3	The Seller may claim under the guarantee set out in this clause 11 without making any claim or taking any proceedings against the Buyer or taking any action to claim under or enforce any other right or security or other guarantee which it may hold from time to time in respect of the obligations of the Buyer under this agreement or any agreement or document entered into pursuant to this agreement.

11.4	The guarantee set out in this clause 11 shall remain in force and effect until the Buyer has performed, observed and discharged all of its obligations under or pursuant to this agreement any agreement or document entered into pursuant to this agreement.

12	CONFIDENTIALITY AND USE OF NAMES

12.1	The Seller shall not at any time after the date of Completion use or disclose or permit there to be disclosed any Confidential Business Information which it has PROVIDED THAT this clause shall not apply if and to the extent that:

(a)	such Confidential Business Information has come into the public domain (other than as a result of breach of any obligation of confidence by the Seller; or

(b)	any disclosure of such Confidential Business Information has been authorised in writing by the Buyer; or

(c)	disclosure of the Confidential Business Information concerned is required by law or by any regulatory body including but not limited to any Recognised Investment Exchange.

12.2	The Seller shall procure that each member of the Seller’s Group shall comply with the provisions of clause 12.1.

12.3	The Buyer (on behalf of itself and each member of the Buyer’s Group) hereby undertakes to the Seller that at any time after the date of Completion either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity use or otherwise exploit any of the Seller’s Business Names or any similar words or use anything which is intended or is likely to be confused with the Seller’s Business Names.

13	PRE-EMPTION RIGHTS

The parties agree that the provisions of Schedule 4 shall have effect.

14	WAIVER OF ENVIRONMENTAL WARRANTIES

The Seller and the Seller’s Guarantor hereby waive, release and forever terminate any rights and/or claims which they may have against the Buyer, any of the Buyer’s Guarantors and/or any of the Subsidiaries in respect of the warranties set out in clauses 6.15 and 13 of the Share Transfer Agreement dated 19 June 2001 made between (1) Håkan Byström & Others and (2) Octel Resources Limited.

15	INTERCOMPANY BALANCES

15.1	The Seller (on its own behalf and as trustee for and on behalf of each member of the Seller’s Group (other than the Subsidiaries)) hereby irrevocably waives, releases and forever discharges the Subsidiaries from and against any liability for any and all of the Intercompany Balances (whether actual or contingent).

15.2	The Seller agrees to procure that each member of the Seller’s Group (other than the Subsidiaries) shall irrevocably waive, release and forever discharge the Subsidiaries from and against any liability for any and all of the Intercompany Balances (whether actual or contingent).

15.3	The Buyer (on its own behalf and as trustee for each Subsidiary) hereby irrevocably waives, releases and forever discharges the Seller from and against any liability for any and all of the Intercompany Balances (whether actual or contingent).

15.4	The Buyer agrees to procure that each of the Subsidiaries shall irrevocably waive, release and forever discharge the Seller from and against any liability for any and all of the Intercompany Balances (whether actual or contingent).

15.5	To the extent permitted by all applicable laws or regulations affecting the Seller’s Group or the Buyer’s Group (as the case may be), each Party shall at its own expense use their respective reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents that may be necessary for the purpose of giving effect to the waivers, releases and discharges provided for in this clause 15.

16	TRANSFERRED LIABILITIES

16.1	Notwithstanding any other provision of this deed, with effect from the Transfer Date, the Buyer will assume the Seller’s liability (whether relating to the period prior to or after the Transfer Date) for all sums owed by the Seller to the Seller’s Employees in relation to bonuses and vacation entitlements (the “Transferred Liabilities”).

16.2	The Buyer shall be responsible for all debts, liabilities and obligations suffered or incurred by it in connection with the Transferred Liabilities. In respect of the Transferred Liabilities, the Buyer shall indemnify and keep indemnified the Seller from and against all Losses suffered or incurred by the Seller in connection with the Transferred Liabilities.

16.3	The Buyer hereby declares and agrees that in relation to:

(a)	installing a hydraulic barrier to treat contaminated water and of running the installation during a period from 19 June 2001 until 19 June 2016 assuming that the environmental authorities will allow treated water to be discharged into the river; and

(b)	in the event necessary, cleaning the contaminated soil as per the date when the Seller’s Premises are eventually vacated for change of use (including without limitation the demolition of buildings),

(together referred to as the “Environmental Works”) the Consideration has been reduced by an amount equal to all costs in relation to the Environmental Works and the Buyer hereby indemnifies and will keep the Seller indemnified against all Losses arising out of or in relation to the Environmental Works.

16.4	For the avoidance of doubt, save as expressly set out in this agreement, the Buyer does not assume any other liabilities of the Seller other than the Transferred Liabilities.

17	APPORTIONMENTS

17.1	All charges and outgoings relating to and payable in respect of the Business or any of the Seller’s Assets (excluding the Seller’s Creditors but including (without limitation) rents, rates, water and other periodic outgoings, gas, electricity and telephone charges, licences and royalties and road tax licences and insurance premiums and obligations and liabilities in respect of salaries, wages and other remuneration, national insurance, pension and other statutory contributions, income tax deductible at source for which the Seller is accountable, contributions to retirement benefit schemes and all other payments to or in respect of the Seller’s Employees) which relate to a period commencing on or before and ending after the Transfer Date shall be apportioned on a time basis (save that all charges and outgoings specifically referable to the extent of the use of any property or rights shall be apportioned according to the extent of such use) so that such part of such charges and outgoings as is attributable to the period ending on the Transfer Date shall be borne by the Seller and the Seller shall indemnify the Buyer accordingly and each part of such charges and outgoings as is attributable to the period commencing on the day immediately after the Transfer Date shall be borne by the Buyer and the Buyer shall indemnify the Seller accordingly.

17.2	All royalties, discounts, rebates and other sums receivable in respect of the Business or any of the Seller’s Assets (excluding the Advance Receipts and the Advance Payments) which relate to a period commencing before and ending on the Transfer Date shall be excluded from the transfer of the Business and the Seller’s Assets and thus be for the benefit of the Seller.

18	CONTRACTS

18.1	Nothing in this clause 18 will oblige the Seller to operate any of the Seller’s Contracts where such Seller’s Contract requires execution, performance or delivery by the Seller in the Buyer’s Territory.

18.2	On or as soon as reasonably practicable following the Completion Date, the Buyer and the Seller shall use their respective reasonable endeavours to procure that each of the Seller’s Contracts will to transferred or assigned to the Buyer.

18.3	Following Completion and until the transfer or assignment of the Seller’s Contracts pursuant to clause 18.2 but subject to the provisions of clause 18.4, with effect from the Transfer Date:

(a)	the Buyer shall carry out and perform for its own account all of the Seller’s obligations under each of the Seller’s Contracts arising or in respect of the period after the Transfer Date in accordance with the terms of the Seller’s Contract;

(b)	the Seller shall indemnify and keep indemnified the Buyer from and against all Losses suffered or incurred by the Buyer under any of the Seller’s Contracts which arises or is in respect of any period on or before the Transfer Date; and

(c)	the Buyer shall indemnify and keep indemnified the Seller from and against all Losses suffered or incurred by the Seller arising out of any act or omission by the Buyer after the Transfer Date in respect of its obligations under clause 18.3(a).

18.4	If any of the Seller’s Contracts cannot effectively be transferred or is not permitted to be assigned to the Buyer except by an assignment made with a specified third party’s consent or by a novation agreement with a third party:

(a)	nothing contained in this agreement shall constitute an assignment or an attempted assignment of such Seller’s Contract if the assignment or attempted assignment would constitute a breach of the Seller’s Contract;

(b)	after the Transfer Date, the Seller and the Buyer shall use their respective reasonable endeavours to obtain the relevant third party’s consent to the assignment or novation of the Seller’s Contract;

(c)	from the Transfer Date unless and until the Seller’s Contract is assigned or novated, the Seller shall be treated as holding the benefit of the Seller’s Contract on trust for the Buyer and:

(i)	the Buyer shall perform all the obligations of the Seller under the Seller’s Contract (whether as the Seller’s sub-contractor or agent or in any way or any capacity reasonably open to it) if and to the extent that such performance does not constitute a breach of the Seller’s Contract and the Buyer shall indemnify and keep indemnified the Seller from and against all Losses suffered or incurred by the Seller arising out of any act or omission by the Buyer after the Transfer Date in the performance of its obligations under this clause;

(ii)	the Seller shall, at the Buyer’s expense, do all such acts and things as the Buyer may reasonably request to enable performance of the Seller’s Contract and to provide the Buyer with the benefit of the Seller’s Contract (including, without limitation, the enforcement of any right of the Seller against the other party to the Seller’s Contract) and the Buyer shall indemnify and keep indemnified the Seller from and against all Losses suffered or incurred by the Seller arising out of any such act or thing done by the Seller after the Transfer Date in the performance of its obligations under this clause;

(iii)	the Seller shall account to the Buyer for all moneys, goods or other benefits received by the Seller under the Seller’s Contract in respect of the period after the Transfer Date as soon as reasonably practicable and in any event within 10 Business Days of receipt; and

(iv)	the Seller shall not agree to any amendment or termination of the Seller’s Contract or any waiver by the Seller of its rights under the Seller’s Contract.

19	THIRD PARTY CLAIMS

Subject to paragraph 9 of Schedule 3, all complaints or claims received by the Seller or any member of the Seller’s Group or the Buyer from customers of the Business in relation to goods supplied or services provided by the Seller or any Subsidiary on or before the Transfer Date shall be dealt with as follows:

(a)	all such complaints or claims shall be referred to the Buyer who shall use its reasonable endeavours to resolve them and shall supply any replacement goods and carry out any remedial services accordingly (and such action or non-action from the Buyer or a Subsidiary shall not reduce or diminish the Seller’s obligations and liability under the Warranties);

(b)	the Seller shall provide any information or assistance reasonably requested by the Buyer in dealing with complaints or claims under this clause 19; and

(c)	the Buyer shall not make any admission of liability in relation to any such complaint or claim without the Seller’s prior consent (such consent not to be unreasonably withheld or delayed).

20	SELLER’S BOOK RECEIVABLES

Following Completion, the Buyer shall and shall procure that the Subsidiaries:

(a)	hold any payments which it receives in respect of the Seller’s Book Receivables upon trust for the Seller; and

(b)	account to the Seller for any amounts received by it in respect of the Seller’s Book Receivables as soon as reasonably practicable (without any deduction or set off).

21	EMPLOYEES

21.1	The parties acknowledge and agree that the sale and purchase of the Business by the Buyer under this agreement will constitute a relevant transfer for the purposes of the Transfer Regulations and that, pursuant to the Transfer Regulations, the contract of employment between the Seller and each of the Seller’s Employees shall be transferred in accordance with the Transfer Regulations to the Buyer with effect from the Transfer Date.

21.2	The Seller undertakes to the Buyer:

(a)	(notwithstanding the provisions of clause 16) to pay all wages and salaries, sick pay, maternity pay, pension contributions, any liability to Taxation (including income tax and national insurance contributions deducted or deductible from such amounts at source by the Seller) arising or in respect of any period on or before the Transfer Date;

(b)	to perform all the Seller’s obligations under or in connection with the contracts of employment of the Seller’s Employees arising or in respect of any period on or before the Transfer Date; and

(c)	to, before Completion, inform and consult with trade unions and other appropriate representatives of the Seller’s Employees and otherwise comply in all respects with the Transfer Regulations and the national or local regulations including the Swedish Co-Determination at Work Act (Sw. MBL).

21.3	Notwithstanding the provisions of clause 16, the Seller shall indemnify and keep indemnified the Buyer from and against all Losses suffered or incurred by the Buyer in connection with any failure by the Seller to comply with the provisions of clause 21.2.

21.4	The Buyer shall indemnify and keep indemnified the Seller from and against all Losses suffered or incurred by the Seller in connection with the employment by the Buyer after the Transfer Date of any of the Seller’s Employees and for the avoidance of doubt nothing in this clause 21.4 shall operate so as to prevent the Buyer from bringing a claim under the Warranties.

21.5	The Buyer and the Seller shall each notify the other on becoming aware of any claim which is likely to give rise to any liability to indemnify the other under this clause 21 and shall give each other such assistance as either may reasonably require:

(a)	to comply with the Transfer Regulations in relation to the Seller’s Employees; and

(b)	in contesting any claim by any Seller’s Employee resulting from or in connection with this agreement or otherwise howsoever arising.

22	VALUE ADDED TAX

All prices and payments made under this agreement, including the Consideration are excluding VAT. VAT payable by Seller in regard to the sale and purchase of the Seller’s Assets shall be added to the Consideration. The parties agree to make their best efforts to cause the transactions contemplated by this agreement to be exempt from VAT.

23	ANNOUNCEMENTS

23.1	Subject to clause 23.2 and clause 23.3, the parties shall not make or authorise any public announcement concerning the terms of or any matters contemplated by or ancillary to this agreement without the prior written consent of all the other parties such consent not to be unreasonably withheld or delayed.

23.2	A party may make or authorise an announcement if:

(a)	the announcement is required by law or any Recognised Investment Exchange or regulatory or governmental body (whether or not such requirement has the force of law); and

(b)	that party has consulted with and taken into account the reasonable requirements of the other parties.

23.3	The parties authorise the release of an announcement or announcements by the Seller or a member of the Seller’s Group to the New York Stock Exchange and any other relevant Recognised Investment Exchange, and to such other persons as the parties may reasonably determine.

24	GENERAL

24.1	Except where this agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement (including the due diligence exercise conducted prior to Completion).

24.2	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

24.3	No delay, indulgence or omission in exercising any right, power or remedy provided by this agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

24.4	No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

24.5	The rights, powers and remedies of the Buyer provided by this agreement are cumulative and are not exclusive of any rights, powers and remedies provided by law.

24.6	The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

24.7	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

24.8	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

24.9	If any party in its absolute discretion considers it desirable or necessary for any reason (and no admission is made in this respect) to notify this agreement (or the arrangement of which this agreement forms part) to the European Commission or to any national authority for clearance or exemption, the other parties shall co-operate in such notification including, without limitation, providing such party with all information required by the European Commission for the purposes of such notification.

25	THIRD PARTY RIGHTS

25.1	Where a term of this agreement is expressed to be for the benefit of or confers or purports to confer a right on members of the Seller’s Group or a member of the Buyer’s Group, it shall be enforceable by each such person.

25.2	This agreement may be varied and/or rescinded by agreement between the parties to this agreement and the consent of any person who is not a party to this agreement shall not be required for any such variation, rescission or termination.

26	ASSIGNMENT

No party may at any time assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under this agreement or purport to do any of the same or sub-contract any or all of its obligations under this agreement without the prior written consent of all of the other parties.

27	ENTIRE AGREEMENT

27.1	This agreement and any agreement or document entered into pursuant to this agreement constitutes the entire agreement between the parties and supersedes any previous agreement or arrangement between the parties or any of them relating to the acquisition of the Business and Seller’s Assets.

27.2	The Buyer agrees that it has not entered into this agreement or any agreement or document entered into pursuant to this agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the Seller except as expressly set out in this agreement or any agreement or document entered into pursuant to this agreement. Nothing in this clause shall exclude any liability on the part of the Seller for fraud or fraudulent misrepresentation.

28	NOTICES

28.1	Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and may be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post or by fax to the party due to receive it, at its address or fax number set out in this agreement or to such other address or fax number as are last notified in writing to the parties.

28.2	Subject to clause 28.3, in the absence of evidence of earlier receipt, any notice given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 28.1;

(b)	in the case of pre-paid recorded delivery or registered post, 5 Business Days after the date of posting;

(c)	if sent by fax, at the time of completion of transmission.

28.3	If deemed receipt under clause 28.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs after 5.00 pm on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 am on the next Business Day.

28.4	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by e-mail, unless the receipt is explicitly confirmed in writing by the receiving party.

28.5	For the purpose of clause 28.1, notices may be sent to the following parties if sent by fax to:

(a)	in the case of the Seller: +44 (0) 161 498 1885, marked “for the attention of the Corporate Secretary”;

(b)	in the case of the Buyer: +46 (0) 54 85 33 50, marked “for the attention of Managing Director;

(c)	in the case of the Seller’s Guarantor: +44 (0) 161 498 1885, marked “for the attention of the Corporate Secretary”.

29	COUNTERPARTS

This agreement has been executed in two original counterparts out of which the Seller and the Buyer have taken one each.

30	GOVERNING LAW AND JURISDICTION

30.1	This agreement shall be governed by and construed in accordance with Swedish law.

30.2	Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Where the amount in dispute does not exceed SEK 500,000 the arbitral tribunal shall be composed of a sole (1) arbitrator appointed by the Institute and the Rules for Expedited Arbitrations shall apply. Where the amount in dispute exceeds SEK 500,000 the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. Where the amount in dispute exceeds SEK 500,000 but not SEK 1,000,000 the arbitral tribunal shall be composed of a sole arbitrator. Where the amount in dispute exceeds SEK 1,000,000 the arbitral tribunal shall be composed of three (3) arbitrators. The amount in dispute includes the claimant’s claims in the Request for Arbitration and any counterclaims in the respondent’s reply to the Request for Arbitration. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be Swedish.

IN WITNESS of which the parties have executed this agreement on the date set out above.

SCHEDULE 1

Buyer’s Guarantors

The Buyer’s Guarantors are:

1	Håkan Byström of Ringvägen 54, 663 33 Skoghall, Sweden;

2	Bertil Rinstad of Elfdaliusvägen 8, 654 55 Karlstad, Sweden;

3	Jorge Padilla Ojeda of Av Mexico 1333, 58270 Morelia, Mexico;

4	Charles J. Sparling of 1515, 29 Avenue, Seattle, WA98144, USA;

5	Nils-Magnus Nilsson of Lövgatan 14, 667 33 Forshaga, Sweden; and

6	Mikael Andersson of Herrgårdsgatan 5, 652 24 Karlstad, Sweden.

SCHEDULE 2

WARRANTIES

1	CORPORATE MATTERS

Authority and capacity

(a)	The Seller has full power and authority to enter into and perform this agreement and any agreement or document to be entered into pursuant to this agreement which constitute, or when executed will constitute, valid and binding obligations of the Seller which are enforceable in accordance with their respective terms.

(b)	The Seller has taken, and procured each Subsidiary to take, all corporate and other action necessary to enable it to enter into and perform this agreement and any agreement or document to be entered into pursuant to this agreement and has obtained, and procured to be obtained, all approvals and consents required by it for the performance of the transactions contemplated by this agreement and any agreement or document to be entered into pursuant to this agreement.

(c)	The Seller and each Subsidiary has the legal right and full power and authority to carry on the Business as carried on as at the Transfer Date.

Information

The information contained in Schedule 5, Schedule 7, Schedule 8, Schedule 9, Schedule 10 and Schedule 11 is true and accurate and not misleading.

2	ACCOUNTS

The Last Accounts

(a)	The Last Accounts were prepared in accordance with the historical cost convention. The bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Seller in respect of the last 3 preceding accounting periods.

(b)	The Last Accounts:

(i)	give a true and fair view of the assets and liabilities and state of affairs of the Business, as at the Last Accounts Date and of its profits or losses for the financial period ending on that date;

(ii)	have been prepared in accordance with GAAP as applicable as at the Last Accounts Date;

(iii)	make full provision or reserve for all actual liabilities and capital commitments of the Business outstanding as at the Last Accounts Date;

(iv)	make proper provision for (or note in accordance with good accountancy practice) all contingent liabilities which should or would normally be provided for or noted;

(v)	make adequate provision for all bad and doubtful debts;

(vi)	make adequate provision for depreciation of fixed assets having regard to their original cost and estimated life; and

(vii)	are not affected by any extraordinary, exceptional or non-recurring item.

(c)	Except as stated in the Last Accounts, no changes in its accounting policies were made by the Seller or any Subsidiary in respect of any of its latest 3 financial years ended on the Last Accounts Date.

Valuation of stock

The accounting policies and bases and the method of valuing stock and work-in-progress used in the preparation of the Last Accounts were the same as those adopted in the audited accounts of the Seller and the Subsidiaries for the immediately preceding 2 financial periods.

Depreciation of fixed assets

The rates of depreciation and amortisation shown in the audited accounts of the Seller and the Subsidiaries for the 3 financial years ended on the Last Accounts Date were sufficient to ensure that each fixed asset of the Seller will be written down to nil by the end of its useful life.

Management Accounts

(d)	The Management Accounts:

(i)	fairly represent the assets and the liabilities of the Business as at the Management Accounts Date and of its profits or losses for the period from the Last Accounts Date the Management Accounts Date; and

(ii)	are not affected by any extraordinary, exceptional or non-recurring item.

(e)	There are no material (meaning for these purposes involving a sum in excess of US$30,000) liabilities which would, bearing in mind the purpose for and the basis on which management accounts are normally prepared, be reasonably expected to be included in the Management Accounts relating to the Business which will be transferred to the Buyer that are not included in the Management Accounts.

3	ASSETS

Ownership of assets

(a)	The Seller and the Subsidiaries are the sole legal and beneficial owners of all of the Seller’s Assets and the Subsidiaries’ Assets free from all Security Interests except for:

(i)	the Seller’s Leased Assets subject to the Seller’s Leasing Agreements; and

(ii)	any Seller’s Stock and Subsidiaries’ Stock supplied to the Seller and the Subsidiaries in the ordinary course of business which is subject to retention of title provisions.

(b)	The Seller is entitled to sell and transfer the full legal and beneficial ownership of each of the Seller’s Assets to the Buyer on the terms of this agreement without the consent of any third party.

(c)	The Seller has not sold or transferred or agreed to sell or transfer any of the Seller’s Assets.

(d)	The Seller has not granted or agreed to grant any Security Interest on or over any of the Seller’s Assets. There has been no exercise, purported exercise or claim for any Security Interest on or over any of the Seller’s Assets and there is no dispute directly or indirectly relating to any of the Seller’s Assets. No claim has been made by any person to be entitled to any Security Interest on or over any of the Seller’s Assets.

(e)	The Seller’s Assets comprise all the assets, rights and property which are necessary for the continuation of the Business as now carried on or as now contemplated by the Seller to be carried on.

(f)	The shares in the Subsidiaries are held as set out in Schedule 11 free and clear of any Security Interests.

Stock

(g)	The levels of Seller’s Stock and the Subsidiaries’ Stock are not excessive and are adequate in relation to the current trading requirements of the Business.

(h)	None of the Seller’s Stock nor any of the Subsidiaries’ Stock is obsolete, slow moving, unusable, unmarketable or inappropriate or of limited value in relation to the Business.

(i)	The Seller’s Stock and the Subsidiaries’ Stock are in good condition and is capable of being sold in the ordinary and normal course of the Business in accordance with its current price list without rebate or allowance.

Leased Assets

(j)	So far as the seller is aware, no circumstance has arisen or is likely to arise in relation to any Seller’s Leased Asset or any of the Subsidiaries’ Leased Assets whereby the rental payable has been or is likely to be increased.

(k)	In relation to any Seller’s Leased Asset and any Subsidiaries’ Leased Asset, all payments due under the relevant Leasing Agreement in respect of any period on or before Completion have been made.

Fixed Assets

The Seller’s Plant and Equipment, the Subsidiaries’ Plant and Equipment, the Seller’s Fixtures and Fittings and the Subsidiaries’ Fixtures and Fittings:

(l)	are in a reasonable state of repair and condition and in satisfactory working order;

(m)	have been reasonably maintained.

Book Receivables

(n)	The Seller is not entitled to the benefit of any Seller’s Book Receivables otherwise than as the original creditor and is not and has not agreed to become a party to any factoring or discounting arrangement in respect of such receivables.

(o)	All of the Seller’s Book Receivables (other than any Seller’s Book Receivables owed to any of the Subsidiaries) have arisen in the ordinary course of the Business and will be collected at their aggregate book value within 360 days from their respective invoice date.

Insurance

(p)	All the Seller’s Assets and the Subsidiaries’ Assets of an insurable nature are and, at all material times prior to the Completion Date, have been insured with a reputable insurer, in amounts reasonably regarded as adequate against fire and other risks normally insured against by reasonable persons carrying on the same type of business as the Business.

(q)	All policies of insurance relating to the Seller’s Assets and the Subsidiaries’ Assets are currently in full force and effect and, so far as the Seller is aware, nothing has been done or omitted to be done which could make any such policy of insurance void or avoidable or which is likely to result in an increase in premium.

(r)	No claim is outstanding under any policy of insurance relating to the Business and, so far as the Seller is aware, there are no circumstances which are likely to give rise to such a claim.

Intellectual Property Rights

(s)	The Seller’s Business Intellectual Property Rights and the Subsidiaries’ Business Intellectual Property Rights comprise all the Intellectual Property reasonably necessary for the Buyer to operate the Business.

(t)	All the Seller’s Business Intellectual Property Rights and the Subsidiaries’ Business Intellectual Property Rights are legally and beneficially owned by the Seller.

(u)	So far as the Seller is aware, there is no fact or matter (including any act or omission of the Seller) which might result in the Seller’s ownership of the Seller’s Business Intellectual Property Rights or the Subsidiaries ownership of the Subsidiaries’ Business Intellectual Property Rights, either in whole or in part, ending.

(v)	The Seller is entitled to use under a cost-free licence all Third Party Intellectual Property Rights for all purposes necessary to conduct the Business.

(w)	All of the Seller’s IP Licences and all of the Subsidiaries’ IP Licences are valid and binding and are in full force and effect.

(x)	Nothing has been done or omitted to be done by the Seller or any Subsidiary which would enable any Seller’s IP Licence or Subsidiaries’ IP Licence to be terminated or which in any way constitutes a breach of any of the terms of any Seller’s IP Licence or Subsidiaries’ IP Licence.

(y)	So far as the Seller is aware, no other party is in breach of any Seller’s IP Licence or Subsidiaries’ IP Licence.

(z)	The Seller has not, except in the ordinary and normal course of business, disclosed or permitted, agreed to, undertaken or arranged the disclosure of any Confidential Business Information to any person other than the Buyer.

Information Technology

(aa)	The Seller and the Subsidiaries are entitled as owner, lessee or licensee to use each part of the Seller’s Systems and the Subsidiaries’ Systems for all purposes necessary to carry on the Business without any fees or other payments to third parties. The Buyer’s Group will enjoy the exclusive ownership, possession and control of the Seller’s Systems and the Subsidiaries’ Systems after the Transfer Date.

(bb)	There are no material defects relating to the Seller’s Systems or the Subsidiaries’ Systems and the Systems have been and are being properly and regularly maintained.

4	TRADING

Changes since Last Accounts Date

Since the Last Accounts Date:

(a)	the Business has been carried on in the ordinary and normal course as regards its nature, extent and manner and so as to maintain the Business as a going concern;

(b)	the Seller or any Subsidiary has not agreed to sell the Seller’s Premises, the Subsidiaries’ Premises or any of the Seller’s Plant and Machinery, the Subsidiaries’ Plant and Machinery or any of the Seller’s Fixtures and Fittings or the Subsidiaries’ Fixtures and Fittings;

(c)	no member of the Seller’s Group nor, so far as the Seller is aware, has any other person done anything which might prejudicially affect the Seller’s Goodwill.

Creditors

(d)	Since the Last Accounts Date, the Seller and each Subsidiary has paid the Seller’s Creditors and the Subsidiaries’ Creditors of the Business in accordance with their respective credit terms.

(e)	There are no amounts owing by the Seller or any Subsidiary which have been due for more than 60 Business Days.

Insider Arrangements concerning the Business

(f)	None of the Seller’s Contracts nor any of the Subsidiaries’ Contracts has been entered into by the Seller or any Subsidiary with another member of the Seller’s Group or any of their respective shareholders, directors or employees.

(g)	None of the Seller’s Creditors nor any of the Subsidiaries’ Creditors is another member of the Seller’s Group or any shareholder, director or employee of the Seller or any other member of the Seller’s Group.

Principal suppliers

(h)	During the 12 months preceding the date of this agreement, no significant supplier of the Business (being a supplier who has accounted for more than 10% of the aggregate value of all purchases made by the Seller in relation to the Business during such period) has ceased to deal with the Business or, so far as the Seller is aware, has indicated an intention to cease to deal with the Business, either in whole or in part.

(i)	The Seller has no knowledge, information or belief that any significant supplier of the Business (being a supplier who has accounted for more than 10% of the aggregate value of all purchases made by the Business during the 12 months preceding the date of this deed) will or may cease to deal with the Business or will or may substantially reduce its supplies to the Business as a result of the provisions of this agreement.

Principal customers

(j)	During the 12 months preceding the date of this agreement, no significant customer of the Business (being a customer who has accounted for more than 10% of the aggregate value of all sales made by the Business during such period) has ceased to deal with the Business or, so far as the Seller is aware, has indicated an intention to cease to deal with the Business, either in whole or in part.

(k)	The Seller has no knowledge, information or belief that any significant customer of the Business (being a customer who has accounted for more than 10% of the aggregate value of all sales made by the Business during the 12 months preceding the date of this deed) will or may cease to deal with the Business or will or may substantially reduce its purchases from the Business as a result of the provisions of this agreement.

Licences and consents

The Seller has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary for the carrying on of the Business.

Litigation

(l)	Except as plaintiff in relation to the collection of unpaid debts arising in the ordinary course of business which do not exceed US$10,000 in aggregate,

neither the Seller nor any of the Subsidiaries are involved in any legal or administrative or arbitration proceedings in relation to the Business or the Seller’s Assets (whether as plaintiff or defendant or otherwise) and, so far as the Seller is aware, no such proceedings are pending or threatened and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any such proceedings.

(m)	There is no unfulfilled or unsatisfied judgment or court order outstanding against the Seller or any of the Subsidiaries which affects or, so far as the Seller is aware, might affect the Business or any of the Seller’s Assets.

5	CONTRACTS

Disclosure of Contracts

The Seller’s Contracts and the Subsidiaries’ Contracts constitute all the contracts and other engagements, whether written or oral, relating to the Business to which the Seller or any Subsidiary is now a party, apart from the contracts of employment of the Seller’s Employees and the Subsidiaries’ Employees.

Nature of Contracts

None of the Seller’s Contracts nor any of the Subsidiaries’ Contracts:

(a)	is of a loss-making nature (that is, likely to result in a loss to it on completion of performance);

(b)	cannot readily be fulfilled or performed by the Seller on time without undue or unusual expenditure of money, effort or personnel;

(c)	has or is likely to have a material effect on the financial or trading position of the Business; or

(d)	is not of an entirely arm’s length nature.

Defaults under Material Contracts

(e)	The Seller has performed and complied with all of its obligations under each of the Material Contracts and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to a material breach by the Seller of any of its obligations under any of the Material Contracts.

(f)	There has been no delay, negligence or other default on the part of the Seller and, so far as the Seller is aware, no event has occurred which, with the giving of notice or passage of time, is likely to constitute a material breach by the Seller of any of its obligations under any of the Material Contracts.

(g)	No counterparty to any of the Material Contracts is in default of its obligations under that contract and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to a material breach by such counterparty of any of its obligations under such contract.

Disputes

No Seller’s Contract nor any of the Subsidiaries’ Contracts is the subject of any dispute or claim and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any dispute or claim.

Validity of Contracts

(h)	The Seller has not done anything nor, so far as the Seller is aware has any third party done anything to cause an invalidity of, nor, so far as the Seller is aware are there are grounds for termination, rescission, avoidance or repudiation of any of the Seller’s Contracts or any of the Subsidiaries’ Contracts.

(i)	The Seller has received no written notice of any actual or proposed changes to the prices or other terms of any Seller’s Contract or Subsidiaries’ Contract.

Contracts requiring performance in the Buyer’s Territory

Other than those of the Seller’s Contracts which will be transferred to the Buyer on the Transfer Date, none of the Seller’s Contracts require execution, performance or delivery in the Buyer’s Territory.

6	EMPLOYMENT

Employees and terms of employment

(a)	No person is assigned to the Business for the purposes of the Transfer Regulations (whether providing services under a contract of service or contract for services) other than the Seller’s Employees.

(b)	The Seller’s Employees and Subsidiaries’ Employees are all employed directly by the Seller or the Subsidiaries and each of the Seller’s Employees and the Subsidiaries’ Employees is employed exclusively in the Business.

(c)	The name, date of birth, date of commencement of service, remuneration, other benefits (including, without limitation, overtime, pension, life assurance and health insurance), number of hours worked per week and job description for each Seller’s Employee and Subsidiary’s Employee is listed in Schedule 9.

(d)	Full particulars of the terms and conditions of employment of all the Seller’s Employees are set out in the Disclosure Letter.

(e)	No Seller’s Employee has given or received notice terminating his employment or engagement in connection with the Business and no Employee is obliged to or has expressed an intention to or, so far as the Seller is aware, is likely to terminate such employment or engagement as a result of the transactions contemplated by this agreement.

Changes in remuneration and terms and conditions

(f)	Since the Last Accounts Date (or, where the relevant employment or holding of office commenced after such date, since the commencement date of the employment or holding of office) no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment of any Seller’s Employee or Subsidiaries’ Employees.

(g)	No agreement has been reached with any Seller’s Employee or any Subsidiaries’ Employee’s, trade union or other body representing employees that will or may on a future date result in an increase in any Seller’s Employee’s or Subsidiaries’ Employee’s rate of remuneration or enhanced emoluments of employment or pension benefits.

Employment claims

(h)	There are no on-going legal or other proceedings against the Seller by any Seller’s Employee or any Subsidiaries’ Employee’s by any third party (including, without limitation, a trade union) on behalf of any such person nor, so far as the Seller is aware, are any such proceedings pending or threatened.

(i)	There is no person previously employed by the Seller and assigned to the Business who now has or, so far as the Seller is aware, may in the future have a right to return to work or, so far as the Seller is aware, a right to be reinstated or re-engaged in or re-assigned to the Business or to any other compensation.

Industrial agreements and trade disputes etc

(j)	The Seller has not entered into any recognition agreement with a trade union, nor has it done any act, which, so far as the Seller is aware, might be construed as such recognition. Further, the Seller has not entered into any other collective agreement or arrangement with a trade union or other body representing any of its employees.

(k)	There is no industrial action or trade dispute threatened or existing or, so far as the Seller is aware, anticipated in respect of or concerning any of the Seller’s Employees or any Subsidiaries’ Employee’s.

(l)	Neither the Seller nor any Subsidiary have terminated the employment of any Employee.

7	PENSIONS

Save for the state operated pension schemes in Sweden and Mexico, neither the Seller nor any of the Subsidiaries participate or contribute to any pension schemes.

8	PROPERTY

Premises

(a)	The Seller’s Premises and the Subsidiaries’ Premises comprise all the land and buildings owned, occupied or otherwise used in connection with the Business and all the estate, interest, right and title whatsoever (including interests in the nature of options and rights in the nature of contractual licences) of the Business in respect of any land or premises.

(b)	The Seller’s Premises the Subsidiaries’ Premises which are occupied or otherwise used by the Seller or any Subsidiary in connection with the Business are so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence.

(c)	The Seller or a Subsidiary are the sole legal and beneficial owner of the Seller’s Premises or the Subsidiaries’ Premises and is in sole and undisputed occupation of each of them subject only to the (sub)leases tenancies or other rights of occupation in favour of third parties details of which are set out in full in Schedule 5.

Encumbrances

(d)	The Seller’s Premises and the Subsidiaries’ Premises are free from any Security Interest.

(e)	The Seller’s Premises and the Subsidiaries’ Premises are not subject to any outgoings other than business rates, water and sewerage charges and insurance premiums and, in the case of leasehold properties, rent and service charges and all outgoings have been duly paid to date and none is in dispute.

(f)	Where any such matters as are referred to in paragraphs 8.2(a) and 8.2(b) have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

(g)	The Seller’s Premises and the Subsidiaries’ Premises are not subject to any option, right of pre-emption or right of first refusal.

(h)	All agreements, covenants, restrictions and other matters to which the Seller’s Premises and the Subsidiaries’ Premises are subject have been complied with.

(i)	There are no claims, disputes or outstanding orders or notices affecting the Seller’s Premises and the Subsidiaries’ Premises (whether served by a landlord, local authority, local planning authority or other body or person) and none are anticipated.

Condition of the Premises and the Subsidiaries’ Premises

(j)	The building and other structures on the Seller’s Premises and the Subsidiaries’ Premises have been properly and soundly constructed and are in good and substantial repair and fit for the purposes for which they are presently used. There is no material defect in the construction or condition of the Seller’s Premises and the Subsidiaries’ Premises and no mining operations have been or are contemplated under any of them.

(k)	There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right of or means of access to the Seller’s Premises and the Subsidiaries’ Premises.

(l)	The Seller or any Subsidiary has not had occasion or reason to make any claim or complaint in relation to any neighbouring property or its use or occupation.

(m)	The Seller’s Premises and the Subsidiaries’ Premises enjoy full and unrestricted mains services of water foul and surface water drainage, electricity and gas which are adequate for the purposes for which the Seller’s Premises and the

Subsidiaries’ Premises are presently used. The pipes, wires, cables, sewers, drains and other services which serve the Seller’s Premises and the Subsidiaries’ Premises either do not pass through land in the ownership of another person or company before connecting to the mains or the Seller’s Premises have the benefit of the necessary easements in respect of the same perpetuity and at no or only a nominal charge.

(n)	There has been no flooding, subsidence, heave or significant structural or drainage defect in relation to the Seller’s Premises and the Subsidiaries’ Premises. The Seller’s Premises and the Subsidiaries’ Premises are not situated in areas of past or present mining activities, or in areas which are particularly susceptible to flooding.

(o)	There exist all rights necessary for the continued possession, enjoyment and use of the Seller’s Premises and the Subsidiaries’ Premises for its present purpose without restriction as to hours or otherwise and for the repair and maintenance of any building or erection thereon and where such rights are not public rights they are enjoyed by virtue of legal easements expressly granted and reserved free of the right of any other person to cancel or curtail them or charge for their use.

Leasehold Premises

(p)	The Seller has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and the Seller observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expressions includes underleases) under which the Seller’s Premises and the Subsidiaries’ Premises are held and all such leases are valid and in full force.

(q)	No notices have been served by the landlord in respect of any lease.

(r)	There are no rent reviews under the leases of the Seller’s Premises and the Subsidiaries’ Premises currently in progress.

(s)	There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under any leases of the Seller’s Premises and the Subsidiaries’ Premises.

(t)	So far as the Seller is aware, there are no circumstances which would entitle any landlord to exercise any powers of entry or to take possession, whether by way of forceable re-entry or proceedings, or which would otherwise restrict the continued possession and enjoyment of the Seller’s Premises and the Subsidiaries’ Premises.

9	ENVIRONMENTAL MATTERS

(a)	The Seller and each Subsidiary has operated at all times and continues to operate the Business in compliance with Environmental Law and the requirements of the Environmental Regulator.

(b)	There has been no notice or, so far as the Seller is aware, other indication of any decision or proposal to revoke, modify or vary any Environmental Permit relating to the Business.

(c)	The Seller or any Subsidiary is not involved and has not been involved in any claim, prosecution, litigation, regulatory action or proceeding related to Environmental Law and:

(i)	no such claim, prosecution, litigation, regulatory action or proceeding is pending or, so far as the Seller is aware, threatened by or against the Seller; and

(ii)	so far as the Seller is aware, there are no circumstances which could give rise to any such actual or potential claim, prosecution, litigation, regulatory action or proceeding.

(d)	The Seller’s Premises and the Subsidiaries’ Premises have not been the subject of any draft or final environmental audit, evaluation, assessment, study or test other than those of which are annexed to the Disclosure Letter or those the details of which are set out in the Disclosure Letter.

(e)	So far as the Seller is aware, neither the Environment at the Seller’s Premises or any of the Subsidiaries’ Premises, nor the Environment at any property in the vicinity of the Seller’s Premises or any of the Subsidiaries’ Premises has been contaminated by a Hazardous Substance.

(f)	There has not been any material emission, discharge, migration, percolation or escape of any Hazardous Substance into the Environment at, on, under or from the Seller’s Premises or any of the Subsidiaries’ Premises.

10	TAXATION

General

(a)	Each Subsidiary has properly filed with the appropriate Tax Authority all tax returns and reports required to be filed for all tax periods ending prior to the Completion Date.

(b)	So far as the Seller is aware, the Subsidiaries are not and have not been subject to any Taxation outside their respective countries of fiscal residence.

Tax Administration

(c)	The Seller is not involved in any dispute with any Tax Authority concerning any matter which could materially affect the Business, any Subsidiary or any of the Seller’s Assets or any of the Subsidiaries’ Assets in any way.

(d)	No Tax Authority or other fiscal or regulatory authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on the strict application of the relevant legislation) in relation to the Tax affairs of the Business) or any Subsidiary.

(e)	No Tax Authority has conducted any non-routine investigation into the Tax affairs of the Business or any Subsidiary and the Seller has not received any written notification that any such investigation is pending or threatened.

Employment Taxation

So far as the Seller is aware it has, to all respects, complied with its legal obligations to make appropriate deductions at source from payments to the Seller’s Employees in respect of income tax (or equivalent) and social security contributions (or equivalent) and has accounted to the relevant Tax Authority in respect of the same.

VAT

(f)	The Seller is registered for the purposes of the VATA in respect of the Business and has in all respects made, given, obtained and kept full, complete, correct and up to date records, invoices and other documents appropriate or required for those purposes and has not been required to provide any Tax Authority with security in respect of VAT.

(g)	The Seller has never made supplies which are exempt from VAT of such proportion that it was or is unable to claim credit for all input tax paid or suffered by it.

SCHEDULE 3

Warranty Limitations

1	TIME LIMITS FOR BRINGING CLAIMS

The Seller shall not be liable under the terms of this agreement in respect of any claim unless and until it shall have received from the Buyer written notice containing details of the relevant claim including the amount of the claim and the available details of the matter or default which gives rise to the claim on or before the fifth anniversary of the Completion Date in relation to the Warranties set out in paragraphs 9 and 10 of Schedule 2 and the second anniversary in respect of all other Warranties.

Any claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such claim have been commenced (by being both issued and served on the Seller) within one year of the notification of such claim to the Seller pursuant to paragraph 1.1 of this Schedule.

2	LIMITATIONS ON QUANTUM

The Seller shall not be liable under the terms of this agreement in respect of any claim under the Warranties unless the aggregate amount of the liability of the Seller for all such claims exceeds US$50,000 (in which event, the Seller shall be liable for the whole amount of such claims and not only the excess over such amount).

Notwithstanding any other provision of this agreement the aggregate liability of the Seller under the terms of this agreement shall not in any circumstances exceed US$500,000.

3	NO DOUBLE COUNTING

The Buyer shall not be entitled to recover damages in respect of any claim for breach of any of the Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one Loss suffered.

4	THIRD PARTY RECOVERIES

The Seller shall not be liable under the Warranties in respect of any claim to the extent that the Buyer or any member of the Buyer’s Group or those deriving title from the Buyer have already obtained reimbursement or restitution in respect of such claim from any third party.

Where the Buyer of any member of the Buyer’s Group has or may have a claim against any third party in relation to any matter which could give rise to a claim under the Warranties. The Buyer shall use all reasonable endeavours to recover any amounts due from such third party before taking any action (other than notifying the Seller of the claim pursuant to paragraph 9.1 of this Schedule) against the Seller.

If the Seller pay to the Buyer an amount in respect of any claim under the Warranties and the Buyer or any member of the Buyer’s Group subsequently recovers from a third party (including, without limitation, any tax authority) (excluding any insurer) a sum which is referable to that claim, the Buyer shall repay to the Seller so much of the amount originally paid by the Seller as does not exceed the sum recovered from the third party.

5	ACTS OF THE BUYER

The Seller shall not be liable under the Warranties in respect of any claim:

(a)	to the extent that such claim arises or is increased as a result of any breach by the Buyer of any of its obligations under this agreement or any agreement or document entered into pursuant to this agreement;

(b)	to the extent that any member of the Buyer’s Group or Jorge Padilla Ojeda or Mikael Andersson had actual knowledge of the facts, matters or circumstances giving rise to such claim at or before Completion.

6	ACCOUNTING

The Seller shall not be liable under the Warranties in respect of any claim to the extent that a specific provision, reserve or allowance for the matter giving rise to the claim has been made in the Management Accounts or to the extent of any amount which is included as a specific liability in the Management Accounts.

7	GENERAL LIMITATIONS

The Seller shall not be liable under the Warranties in respect of any claim:

(a)	which is based upon a liability which, at the time such claim is notified to the Seller, is contingent only or otherwise not capable of being quantified. Subject to such claim being notified to the Seller within the time limits specified in paragraph 1.1 of this Schedule, the time limit for issuing and serving proceedings for the purposes of paragraph 1.2 of this Schedule shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

(b)	which arises as a result of, or would not have arisen but for, or a liability is increased as a result of, legislation not in force at the date of this agreement or any change in legislation with retrospective effect after the date of this agreement;

(c)	which is capable of remedy, unless and until the Buyer has given the Seller not less than 10 Business Days’ written notice within which to remedy such breach and the Seller has failed to do so within such period;

No claim shall be made against the Seller under this agreement in respect of any event, circumstance, act or omission or other cause of action occurring or relating to or arising out of the period on or before 19 June 2001.

8	MITIGATION BY THE BUYER

The Buyer shall mitigate any Losses as required by Swedish Law.

9	CONDUCT OF CLAIMS

If the Buyer becomes aware of any fact, matter or circumstance which may give rise to a claim under the Warranties, the Buyer shall give notice of such fact, matter or circumstance to the Seller as soon as reasonably practicable and in any event within 10 Business Days of becoming aware of any such fact, matter or circumstance.

If any claim is made against the Buyer or any member of the Buyer’s Group by any third party which may in turn lead to a claim by the Buyer against the Seller under the Warranties then:

(a)	the Buyer shall:

(i)	give notice of such claim to the Seller as soon as reasonably practicable after the Buyer becomes aware of it;

(ii)	keep the Seller promptly and fully informed as to the progress of any such claim and shall, subject to the Seller entering into such confidentiality agreements and indemnities as the Buyer may reasonably require, procure that the Seller is promptly sent copies of all relevant communications and other documents (written or otherwise) transmitted to any other party to any proceedings or their agents or professional advisers (including, without limitation, pleadings and any opinion or advice of counsel relating to any proceedings against any third parties);

(iii)	comply with all reasonable requests of the Seller in relation to such claim including (without limitation) giving the Seller access to premises, personnel, documents and records for the purpose of investigating the matters giving rise to such claim and conducting, defending and appealing any claim relating to such matter;

(iv)	not (and shall procure that no member of the Buyer’s Group shall) accept or pay or compromise any such liability or claim, consent to the entry of any judgment or admit or concede any liability without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(b)	the Seller shall have the right at any time to assume and thereafter conduct the defence of any such claim with counsel of their choice at the cost of the Seller;

(c)	unless and until the Seller assumes the defence of any such claim pursuant to paragraph 9.2(b) of this Schedule, the Buyer may, subject to the provisions of this Schedule, defend such a claim at its sole cost in any manner it may reasonably deem appropriate so long as the Buyer conducts the defence of such claim actively and diligently.

Where the Buyer has entered into confidentiality undertakings with a third party and the provision of information by the Buyer to the Seller pursuant to paragraph 9.2(a)(ii) of this Schedule would be in breach of such confidentiality undertakings, the Seller shall indemnify and keep the Buyer indemnified from all Losses arising as a result of the Buyer’s breach of such confidentiality undertakings.

10	REDUCTION IN CONSIDERATION

If any amount is paid by the Seller under the Warranties, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

11	NO TERMINATION OR RESCISSION

The Buyer shall not be entitled to terminate or rescind this agreement or any agreement or document entered into pursuant to this agreement.

SCHEDULE 4

Pre-Emption Rights

1	For the purposes of this Schedule:

(a)	“Buyer’s Assignees” means the persons to whom any Seller’s Assets or any of the Subsidiaries’ Assets are transferred pursuant to clause 5.17 and “Buyer’s Assignee” shall mean any of the Buyer’s Assignees.

(b)	“Offered Assets” means the Seller’s Assets or the Subsidiaries’ Assets.

(c)	“Offered Shares” means the shares held at any time by any of the Buyer’s Guarantors, the Buyer, any member of the Buyer’s Group or any of the Buyer’s Assignees in the share capital of the Buyer or any member of the Buyer’s Group.

2	Save as set out in paragraphs 3 or 4 of this Schedule:

(a)	the Buyer undertakes and shall procure that each member of the Buyer’s Group and each of the Buyer’s Assignees shall not transfer (whether in one transaction or in a series of transactions) all, or substantially all of the Offered Assets held or owned by any such person to any other person; and

(b)	each of the Buyer’s Guarantors and the Buyer undertakes and shall procure that each member of the Buyer’s Group and each of the Buyer’s Assignees shall not transfer (whether in one transaction or in a series of transactions) any of the Offered Shares held or owned by any such person to any other person.

3	The Buyer, a member of the Buyer’s Group and each of the Buyer’s Assignees may transfer the Offered Assets:

(a)	subject to such person giving 5 Business Days prior written notice to the Seller, pursuant to clause 5.17; or

(b)	pursuant to paragraph 5 of this Schedule.

4	The Buyer, the Buyer’s Guarantors, a member of the Buyer’s Group and each of the Buyer’s Assignees may transfer the Offered Shares:

(a)	subject to such person giving 5 Business Days prior written notice to the Seller, to

(i)	any other of the Buyer’s Guarantors, a member of the Buyer’s Group or any of the Buyer’s Assignees; or

(ii)	in the case of any of the Buyer’s Guarantors, to a legal successor in title; or

(b)	pursuant to paragraph 5 of this Schedule.

5	Where a bona fide offer from an unrelated third party is received by the Buyer, the Buyer’s Guarantors, a member of the Buyer’s Group and/or any of the Buyer’s Assignees (the “Proposed Transferor”) for the purchase of:

(a)	all or substantially all of the Offered Assets owned by any or all of the Proposed Transferor; or

(b)	all of the Offered Shares owned by such Proposed Transferor,

(the “Bona Fide Offer”) the provisions of paragraph 6 of this Schedule shall apply in priority to and before the Proposed Transferor may accept the Bona Fide Offer or effect the transaction underlying the Bona Fide Offer.

6	The Proposed Transferor shall forthwith provide to the Seller (or such person as the Seller nominates) (the “Proposed Transferee”) the identity of the unrelated third party making the Bona Fide Offer together with all available details of the terms of the Bona Fide Offer including but not limited to the proposed consideration and other financial terms of the Bona Fide Offer for the acquisition underlying the Bona Fide Offer and shall offer to sell the Offered Assets or the Offered Shares (as the case may be) to the Proposed Transferee on the same terms as the terms of the Bona Fide Offer (the “Pre-emptive Offer”).

7	The Proposed Transferee shall within 15 Business Days from the day of the receipt of the information referred to in paragraph 6 of this Schedule, notify the Proposed Transferor, in writing whether or not the Pre-emptive Offer is accepted by the Proposed Transferee. If the Proposed Transferee does not accept the Pre-emptive Offer within such period, the Pre-emptive Offer shall be deemed to have been rejected by the Proposed Transferee.

8	If the Proposed Transferee accepts the Pre-emptive Offer, the Seller, the Seller’s Guarantor, the Buyer and the Buyer’s Guarantor shall each procure that:

(a)	the Proposed Transferor and the Proposed Transferee shall enter into bona fide good faith negotiations to agree the terms of the transfer of the Offered Assets or Offered Shares (as the case may be);

(b)	the Proposed Transferor and the Proposed Transferee shall use their respective reasonable endeavours to enter into legally binding written agreements to effect the transfer of the Offered Assets or the Offered Shares (as the case may be) pursuant to the terms of the Pre-emptive Offer.

9	If the Proposed Transferor has complied with the forgoing terms of this Schedule and:

(a)	if the Pre-emptive Offer is rejected or deemed rejected by the Proposed Transferee; or

(b)	if, despite 90 days bona fide good faith negotiations (as referred to in paragraph 8(a) of this Schedule), the Proposed Transferee and the Proposed Transferor fail to agree and enter into legally binding written agreements to effect the transfer of the Offered Assets or the Offered Shares (as the case may be), the Proposed Transferor may, during the period of 6 months from the date upon which the Pre-emptive Offer is rejected or deemed rejected by the Proposed Transferee, or from such date when the 90 days bona fide good faith negotiations as referred to in paragraph 8(a) of this Schedule has ended, transfer the Offered Assets or the Offered

Shares (as the case may be) pursuant to the terms of the Bona Fide Offer or on terms which when taken as a whole are not less favourable to the third party buyer than the terms of the Bona Fide Offer.

SCHEDULE 5

SELLER’S PREMISES AND SUBSIDIARIES’ PREMISES

[omitted]

SCHEDULE 6

Property Transfer Provisions

[omitted]

SCHEDULE 7

INTELLECTUAL PROPERTY

[omitted]

SCHEDULE 8

SELLER’S LEASED ASSETS, SELLER’S LEASING AGREEMENTS, SUBSIDIARIES’

LEASED ASSETS AND SUBSIDIARIES’ LEASING AGREEMENTS

[omitted]

SCHEDULE 9

SELLER’S EMPLOYEES AND SUBSIDIARIES’ EMPLOYEES

[omitted]

SCHEDULE 10

SELLER’S CONTRACTS

[omitted]

SCHEDULE 11

SUBSIDIARIES

[omitted]

SCHEDULE 12

Form of Guarantee

[omitted]

SCHEDULE 13

Stock Take

[omitted]

SCHEDULE 14

Excluded Contracts

[omitted]

SCHEDULE 15

Included Assets

[omitted]

SIGNED by BYCOSIN AB:

/s/ Geoffrey Hignett

SIGNED by PESDO SWEDCAP HOLDING AB

/s/ Nils-Magnus Milsson

/s/ Bertil Rinstad

SIGNED by OCTEL PETROLEUM SPECIALTIES LIMITED

/s/ Geoffrey Hignett

SIGNED by HÅKAN BYSTRÖM:

/s/ Hakan Bystrom

SIGNED by BERTIL RINSTAD:

/s/ Bertil Rinstad

SIGNED by JORGE PADILLA OJEDA:

/s/ Jorge Padilla Ojeda

SIGNED by CHARLES J. SPARLING:

/s/ Charles J. Sparling

SIGNED by NILS-MAGNUS NILSSON:

/s/ Nils-Magnus Nilsson

SIGNED by MIKAEL ANDERSSON:

/s/ Mikael Andersson